As filed with the Securities and Exchange Commission on March 9th, 2006
An Exhibit List can be found on page II-3.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TERAX ENERGY, INC.
(Name of small business issuer in its charter)

Nevada	1382	88-0475757
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or	Classification Code Number)	Identification No.)
Organization)

13355 Noel Road
1370 One Galleria Tower
Dallas, TX 75240
(972) 503-0900
(Address and telephone number of principal executive offices and principal place of business)

Lawrence J. Finn, CEO
Terax Energy, Inc.
13355 Noel Road
1370 One Galleria Tower
Dallas, TX 75240
(972) 503-0900
(Name, address and telephone number of agent for service)

Copies to:
Marc J. Ross, Esq.
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
(212) 930-9700
(212) 930-9725 (fax)

Approximate date of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

(ii)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.001 par value per share	18,717,600	$2.29	$42,863,304.00	$4,586.37
Common stock, $.001 par value, issuable upon exercise of warrants (2)	2,956,000	$2.29	$6,769,240.00	$724.31
Common stock, $.001 par value, issuable upon exercise of warrants (3)	13,379,720	$2.29	$30,639,558.80	$3,278.43
Total	35,053,320			$8,589.11

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on March 3, 2006, which was $2.29 per share.

(2) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon exercise of warrants exercisable at $1.75 per share.

(3) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon exercise of warrants exercisable at $1.50 per share.

               The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

(iii)

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED MARCH 9th, 2005

35,053,320 SHARES OF
COMMON STOCK

               This prospectus relates to the resale by the selling stockholders of up to 35,053,320 shares of our common stock, including 18,717,600 shares of common stock, 2,956,000 shares of common stock underlying common stock purchase warrants which are exercisable at $1.75 per share and 13,379,720 shares of common stock underlying common stock purchase warrants which are exercisable at $1.50 per share. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering. We will pay the expenses of registering these shares.

               Our common stock is registered under Section 15(d) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "TERX". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on March 3, 2006, was $2.26.

               Investing in these securities involves significant risks. See "Risk Factors" beginning on page 4.

               Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 9th, 2006.

               The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Terax Energy, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PROSPECTUS SUMMARY

               The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the secured convertible notes to the financial statements.

TERAX ENERGY, INC.

               Terax Energy, Inc. is an independent, managed risk, oil and gas exploration and development company headquartered in Dallas, Texas. Our principal properties consist of two large blocks of oil and gas leases, one covering approximately 11,200 gross acres in the aggregate in close proximity to each other in Erath County, Texas and one covering a block of approximately 17,200 gross acres in the aggregate in close proximity located in Comanche County, Texas, both of which permit us to drill and develop the Barnett Shale formation underlying the lease acreage.

               Our operations are focused on the identification and evaluation of prospective oil and gas properties and the contribution of capital to projects that we believe have the potential to produce oil or gas in commercial quantities. To date we have not generated any revenues from operations. For the six month period ended December 31, 2005, we had a net operating loss of $1,643,909.

               Our principal offices are located at 13355 Noel Road, 1370 One Galleria Tower, Dallas, TX 75240, and our telephone number is (972) 503-0900. We are a Nevada corporation.

The Offering

Common stock offered by selling stockholders:	Up to 35,053,320 shares, including the following:

18,717,600 shares of common stock; and

16,335,720 shares underlying stock purchase warrants.

This number represents 45.6% of the then outstanding stock (assuming that all of the warrants are exercised).

Common stock to be outstanding after the offering	Up to 76,818,320 shares.

Use of proceeds

We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants for general working capital purposes.

Over-The-Counter Bulletin Board Symbol	TERX

               The above information regarding common stock to be outstanding after the offering is based on 76,818,320 shares of common stock outstanding as of February 28, 2006 and assumes the exercise of all of the warrants.

Financings

               In August and September 2005, we sold an aggregate of 739,000 units for $10.00 per unit, for aggregate proceeds of $7,390,000. Each Unit consisted of eight shares of common stock and four non-transferable share purchase warrants. Each warrant is exercisable into one share of common stock at a price of $1.75 until March 10, 2007, subject to acceleration as follows: in the event that the average closing price of our shares of common stock on the OTC:BB or other, more senior exchange for the 20 previous trading days exceeds $2.25, and provided that an effective registration statement registering the resale of the shares underlying the warrants is then in effect, we may, by written notice, accelerate the expiration date of the warrants to 30 days after the date of such notice. Pursuant to the terms of the agreements with the investors, we are obligated to register the shares sold in the offering, including the shares underlying the warrants with the Securities and Exchange Commission. We agreed to file a registration statement with the SEC no later than March 14, 2006 and use our best efforts to have the registration statement declared effective as soon thereafter as practicable.

               On February 7, 2006, we entered into securities purchase agreements to sell to eight institutional investors an aggregate of 12,805,600 shares of the Company’s common stock and warrants to purchase an additional 12,805,600 shares of common stock, for an aggregate purchase price of $16,007,000. The sale of the securities was consummated on February 7, 2006. The unit price of the common stock and corresponding warrant was $1.25. The warrants are exercisable until February 6, 2011 at an exercise price of $1.50 per share. We have the right to require exercise of all of the warrants in the event that (i) a registration statement registering the resale of the warrants is then in effect and (ii) the volume weighted average trading price per share of the Company’s common stock for each of the previous thirty trading days is in excess of $2.50.

               J.P. Turner & Company, L.L.C. acted as placement agent in connection with the offering. The aggregate commissions payable to J.P. Turner in connection with the private placement were approximately $862,120. In addition, J. P. Turner received warrants to purchase 574,120 shares of common stock identical to those sold to the investors.

               We also entered into registration rights agreements with the investors to register the resale of the shares of common stock sold in the offering and issuable upon exercise of the warrants. Subject to the terms of the registration rights agreement, we are required to file the registration statement with the Securities and Exchange Commission within 30 days of the closing, to use our best efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933 within 60 days following the closing date of the offering, or 120 days following the closing of the offering if the registration statement is reviewed by the Securities and Exchange Commission. We are obligated to use our best efforts to keep the registration statement continuously effective under the Act until the earliest of the date when all the registrable securities covered by the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) or five years and 30 days from the closing date. In the event the registration statement is not filed or declared effective when due, we will be obligated to pay the investors liquidated damages in the amount of 1.5% of the purchase price for each month in which we are in default.

RISK FACTORS

               This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We Have a History of Losses and no Revenue to Date, Which May Continue, Which May Negatively Impact Our Ability to Achieve Our Business Objectives.

               We have experienced net losses in each fiscal quarter since our inception, and we expect to continue to incur substantial losses for the foreseeable future. Net loss applicable to common stockholders from inception to December 31, 2005 was approximately $1,760,214, and as of December 31, 2005 we had an accumulated deficit of approximately $1,760,214. We have had no revenue to date.

               We may not be able to generate significant revenues in the future and expect our operating expenses to increase substantially over the next 12 months as we continue to pursue our oil and gas exploration activities. As a result, we expect to continue to experience negative cash flow for the foreseeable future and cannot predict when, if ever, we might become profitable. We will need to raise additional funds, and such funds may not be available on commercially acceptable terms, if at all. If we cannot raise funds on acceptable terms, we may not be able to execute on our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements. This may seriously harm our business, financial condition and results of operations.

We are an Exploration Stage Company With a Limited Operating History, Which May Hinder our Ability to Successfully Meet Our Objectives

               We are an exploration stage company with only a limited operating history upon which to base an evaluation of our current business and future prospects. We have only been actively engaged in the oil and gas exploration and development business since May 2005 and do not have an established history of locating and developing properties that have oil and gas reserves. As a result, the revenue and income potential of our business is unproven. In addition, because of our limited operating history, we have limited insight into trends that may emerge and affect our business. We may make errors in predicting and reacting to relevant business trends and will be subject to the risks, uncertainties and difficulties frequently encountered by early-stage companies in evolving markets such as ours. We may not be able to successfully address any or all of these risks and uncertainties. Failure to adequately do so could cause our business, results of operations and financial condition to suffer.

Our Proposed Operations Will Require Significant Capital Expenditures for Which We May Not Have Sufficient Funding and If We Do Obtain Additional Financing Our Then Existing Shareholders May Suffer Substantial Dilution.

               We intend to make capital expenditures far in excess of our existing capital resources to explore our existing oil and gas properties and acquire additional oil and gas properties. Specifically, we plan to incur exploration costs in excess of $25 million over the next 12 months. We intend to rely on external sources of financing to meet our capital requirements to continue acquiring, exploring and developing oil and gas properties and to otherwise implement our business plan. We plan to obtain such funding through the debt and equity markets, but we cannot assure you that we will be able to obtain additional funding when it is required or that it will be available to us on commercially acceptable terms, if at all.

               We also intend to continue acquiring oil and gas leases in our development area in the ordinary course of our business. If we are successful in these acquisitions, our capital needs may increase substantially. If we fail to obtain the funding that we need when it is required, we may have to forego or delay potentially valuable opportunities to acquire new oil and gas properties or default on existing funding commitments to third parties and forfeit or dilute our rights in existing oil and gas properties. In addition, any additional equity financing may involve substantial dilution to our then existing shareholders.

The Successful Implementation of Our Business Plan Is Subject To Risks Inherent In The Oil And Gas Business, Which if Not Adequately Managed Could Result in Additional Losses

               Our oil and gas operations are subject to the economic risks typically associated with exploration and development activities, including the necessity of making significant expenditures to locate and acquire properties and to drill exploratory wells. In addition, the availability of drilling rigs and the cost and timing of drilling, completing and, if warranted, operating wells is often uncertain. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and, if warranted, production activities to be unsuccessful. This could result in a total loss of our investment in a particular well. If exploration efforts are unsuccessful in establishing proved reserves and exploration activities cease, the amounts accumulated as unproved costs will be charged against earnings as impairments.

               In addition, in the event that we commence production, market conditions or the unavailability of satisfactory oil and gas transportation arrangements may hinder our access to oil and gas markets and delay our production. The availability of a ready market for our prospective oil and gas production depends on a number of factors, including the demand for and supply of oil and gas and the proximity of reserves to pipelines and other facilities. Our ability to market such production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities, in most cases owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut in wells for lack of a market or because of inadequacy or unavailability of pipelines or gathering system capacity. If that occurs, we would be unable to realize revenue from those wells until arrangements are made to deliver such production to market.

Our Future Performance Is Dependent Upon Our Ability To Identify, Acquire And Develop Oil And Gas Properties, the Failure of Which Could Result in Under Use of Capital and Losses

               Our future performance depends upon our ability to identify, acquire and develop oil and gas reserves that are economically recoverable. Our success will depend upon our ability to acquire working and revenue interests in properties upon which oil and gas reserves are ultimately discovered in commercial quantities, and our ability to develop prospects that contain proven oil and gas reserves to the point of production. Without successful acquisition and exploration activities, we will not be able to develop oil and gas reserves or generate revenues. We cannot provide you with any assurance that we will be able to identify and acquire oil and gas reserves on acceptable terms, or that oil and gas deposits will be discovered in sufficient quantities to enable us to recover our exploration and development costs or sustain our business.

               The successful acquisition and development of oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities, and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. In addition, no assurance can be given that our exploitation and development activities will result in the discovery of any reserves. Our operations may be curtailed, delayed or canceled as a result of lack of adequate capital and other factors, such as lack of availability of rigs and other equipment, title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties, or unusual or unexpected formations, pressures and or work interruptions. In addition, the costs of exploitation and development may materially exceed our initial estimates.

We Have A Very Small Management Team And The Loss Of Any Member Of This Team May Prevent Us From Implementing Our Business Plan In A Timely Manner.

               We have one executive officer and a limited number of additional consultants. Our success depends largely upon the continued services of Lawrence Finn, our Chief Executive Officer and Chief Financial Officer. We do not maintain key person life insurance policies on Mr. Finn. The loss of Mr. Finn could seriously harm our business, financial condition and results of operations. In such an event, we may not be able to recruit personnel to replace Mr. Finn in a timely manner, or at all, on acceptable terms.

Future Growth Could Strain Our Personnel And Infrastructure Resources, and If We Are Unable To Implement Appropriate Controls And Procedures To Manage Our Growth, We May Not Be Able To Successfully Implement Our Business Plan.

               We expect to experience rapid growth in our operations, which will place a significant strain on our management, administrative, operational and financial infrastructure. Our future success will depend in part upon the ability of our executive officers to manage growth effectively. This may require us to hire and train additional personnel to manage our expanding operations. In addition, we must continue to improve our operational, financial and management controls and our reporting systems and procedures. If we fail to successfully manage our growth, we may be unable to execute upon our business plan.

The Geographic Concentration Of All Of Our Properties In The Fort Worth Basin In Texas, Subjects Us To An Increased Risk Of Loss Of Revenue Or Curtailment Of Production From Factors Affecting That Area.

               The geographic concentration of all of our leasehold interests in Erath, Comanche and Hamilton Counties, Texas means that our properties could be affected by the same event should the region experience:

•	severe weather;

•	delays or decreases in production, the availability of equipment, facilities or services;

•	delays or decreases in the availability of capacity to transport, gather or process production; or

•	changes in the regulatory environment.

The Oil And Gas Exploration And Production Industry Historically Is A Cyclical Industry And Market Fluctuations In The Prices Of Oil And Gas Could Adversely Affect Our Business.

               Prices for oil and gas tend to fluctuate significantly in response to factors beyond our control. These factors include, but are not limited to:

•	weather conditions in the United States and elsewhere;

•	economic conditions, including demand for petroleum-based products, in the United States and elsewhere;

•	actions by OPEC, the Organization of Petroleum Exporting Countries;

•	political instability in the Middle East and other major oil and gas producing regions;

•	governmental regulations, both domestic and foreign;

•	domestic and foreign tax policy;

•	the pace adopted by foreign governments for the exploration, development, and production of their national reserves;

•	the price of foreign imports of oil and gas;

•	the cost of exploring for, producing and delivering oil and gas; the discovery rate of new oil and gas reserves;

•	the rate of decline of existing and new oil and gas reserves;

•	available pipeline and other oil and gas transportation capacity;

•	the ability of oil and gas companies to raise capital;

•	the overall supply and demand for oil and gas; and

•	the availability of alternate fuel sources.

               Changes in commodity prices may significantly affect our capital resources, liquidity and expected operating results. Price changes will directly affect revenues and can indirectly impact expected production by changing the amount of funds available to reinvest in exploration and development activities. Reductions in oil and gas prices not only reduce revenues and profits, but could also reduce the quantities of reserves that are commercially recoverable. Significant declines in prices could result in non-cash charges to earnings due to impairment. We do not currently engage in any hedging program to mitigate our exposure to fluctuations in oil and gas prices.

               Changes in commodity prices may also significantly affect our ability to estimate the value of producing properties for acquisition and divestiture and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on the value of the properties. Price volatility also makes it difficult to budget for and project the return on acquisitions and the development and exploitation of projects. We expect that commodity prices will continue to fluctuate significantly in the future.

Our Ability To Produce Oil And Gas From Our Properties May Be Adversely Affected By A Number Of Factors Outside Of Our Control.

               The business of exploring for and producing oil and gas involves a substantial risk of investment loss. Drilling oil and gas wells involves the risk that the wells may be unproductive or that, although productive, the wells may not produce oil or gas in economic quantities. Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well. Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic if water or other deleterious substances are encountered that impair or prevent the production of oil or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. There can be no assurance that oil and gas will be produced from the properties in which we have interests. In addition, the marketability of oil and gas that may be acquired or discovered may be influenced by numerous factors beyond our control. These factors include the proximity and capacity of oil and gas, gathering systems, pipelines and processing equipment, market fluctuations in oil and gas prices, taxes, royalties, land tenure, allowable production and environmental protection. We cannot predict how these factors may affect our business.

We Are Dependent Upon The Efforts Of Various Third Parties That We Do Not Control And, As A Result, We May Not Be Able To Control The Timing Of Development Efforts, The Associated Costs, Or The Rate Of Production Of Reserves (If Any).

               The success of our business is dependent upon the efforts of various third parties that we do not control. At least at the present, we do not plan to serve as the operator for our projects. As a result, we may have limited ability to exercise influence over the operations of the properties or their associated costs. Our dependence on the operator and, where applicable, other working interest owners for these projects and our limited ability to influence operations and associated costs could prevent the realization of our targeted returns on capital in drilling or acquisition activities. The success and timing of development and exploitation activities on properties operated by others depend upon a number of factors that will be largely outside of our control, including:

•	the timing and amount of capital expenditures;

•	the operator's expertise and financial resources;

•	approval of other participants in drilling wells;

•	selection of technology;

•	the rate of production of the reserves; and

•	the availability of suitable offshore drilling rigs, drilling equipment, production and transportation infrastructure, and qualified operating personnel.

               We will rely upon various companies to provide us with technical assistance and services. We will also rely upon the services of geologists, geophysicists, chemists, engineers and other scientists to explore and analyze oil and gas prospects to determine a method in which the oil and gas prospects may be developed in a cost-effective manner. Although we have developed relationships with a number of third-party service providers, we cannot assure you that we will be able to continue to rely on such persons. If any of these relationships with third-party service providers are terminated or are unavailable on commercially acceptable terms, we may not be able to execute our business plan.

The Unavailability Or High Cost Of Drilling Rigs, Equipment, Supplies, Personnel And Oil Field Services Could Adversely Affect Our Ability To Execute Our Exploration And Development Plans On A Timely Basis And Within Our Budget.

               Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our exploitation and exploration operations, which could have a material adverse effect on our business, financial condition and results of operations. Since our operations and properties are concentrated in the Fort Worth Basin in Texas, we could be materially and adversely affected if drilling rigs are unavailable or cost of rigs, equipment supplies or personnel increase significantly over current costs.

We May Be Required To Write-Down The Carrying Values And/Or Estimates Of Total Reserves Of Our Oil And Gas Properties, Resulting In a Decreased Asset Base

               Accounting rules applicable to us require that we review periodically the carrying value of our oil and gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and gas properties.

We May Be Unable To Retain Our Leases And Working Interests In Leases, Which Would Result in Significant Financial Losses to the Terax

               Our properties are held under oil and gas leases. If we fail to meet the specific requirements of each lease, such lease may terminate or expire. We cannot assure you that any of the obligations required to maintain each lease will be met. The termination or expiration of our leases may harm our business. Our property interests will terminate unless we fulfill certain obligations under the terms of our leases and other agreements related to such properties. If we are unable to satisfy these conditions on a timely basis, we may lose our rights in these properties. The termination of our interests in these properties may harm our business.

               In addition, we will need significant funds to meet capital requirements for the exploration activities that we intend to conduct on our properties.

Title Deficiencies Could Render Our Leases Worthless

               The existence of a material title deficiency can render a lease worthless and can result in a large expense to our business. It is our practice in acquiring oil and gas leases or undivided interests in oil and gas leases to forgo the expense of retaining lawyers to examine the title to the oil or gas interest to be placed under lease or already placed under lease. Instead, we rely upon the judgment of oil and gas landmen who perform the field work in examining records in the appropriate governmental office before attempting to place under lease a specific oil or gas interest. This is customary practice in the oil and gas industry. However, we do not anticipate that we, or the person or company acting as operator of the wells located on the properties that we currently lease or may lease in the future, will obtain counsel to examine title to the lease until the well is about to be drilled. As a result, we may be unaware of deficiencies in the marketability of the title to the lease. Such deficiencies may render the lease worthless.

If We Or Our Operators Fail To Maintain Adequate Insurance, Our Business Could Be Materially And Adversely Affected

               Our operations are subject to risks inherent in the oil and gas industry, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, earthquakes and other environmental risks. These risks could result in substantial losses due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage, and suspension of operations. We could be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on our financial condition and results of operations.

               Any prospective drilling contractor or operator which we hire will be required to maintain insurance of various types to cover our operations with policy limits and retention liability customary in the industry. Therefore, we do not plan to acquire our own insurance coverage for such prospects. The occurrence of a significant adverse event on such prospects that is not fully covered by insurance could result in the loss of all or part of our investment in a particular prospect which could have a material adverse effect on our financial condition and results of operations.

Complying With Environmental And Other Government Regulations Could Be Costly And Could Negatively Impact Our Production

               Our business is governed by numerous laws and regulations at various levels of government. These laws and regulations govern the operation and maintenance of our facilities, the discharge of materials into the environment and other environmental protection issues. Such laws and regulations may, among other potential consequences, require that we acquire permits before commencing drilling and restrict the substances that can be released into the environment with drilling and production activities.

               Under these laws and regulations, we could be liable for personal injury, clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. Prior to commencement of drilling operations, we may secure limited insurance coverage for sudden and accidental environmental damages as well as environmental damage that occurs over time. However, we do not believe that insurance coverage for the full potential liability of environmental damages is available at a reasonable cost. Accordingly, we could be liable, or could be required to cease production on properties, if environmental damage occurs.

               The costs of complying with environmental laws and regulations in the future may harm our business. Furthermore, future changes in environmental laws and regulations could occur that result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, any of which could have a material adverse effect on our financial condition or results of operations.

The Oil And Gas Industry Is Highly Competitive, and We May Not Have Sufficient Resources to Compete Effectively

               The oil and gas industry is highly competitive. We compete with oil and natural gas companies and other individual producers and operators, many of which have longer operating histories and substantially greater financial and other resources than we do, as well as companies in other industries supplying energy, fuel and other needs to consumers. Our larger competitors, by reason of their size and relative financial strength, can more easily access capital markets than we can and may enjoy a competitive advantage in the recruitment of qualified personnel. They may be able to absorb the burden of any changes in laws and regulation in the jurisdictions in which we do business and handle longer periods of reduced prices for oil and gas more easily than we can. Our competitors may be able to pay more for oil and gas leases and properties and may be able to define, evaluate, bid for and purchase a greater number of leases and properties than we can. Further, these companies may enjoy technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to acquire additional properties in the future will depend upon our ability to conduct efficient operations, evaluate and select suitable properties, implement advanced technologies and consummate transactions in a highly competitive environment.

Risks Relating to Our Common Stock:

There is no significant market for our common stock

               The trading market for our common stock is limited. Our common stock is not eligible for trading on any national or regional securities exchange or the Nasdaq Stock Market. Our common stock is eligible for trading on the OTC Bulletin Board. This market tends to be substantially less liquid than national and regional securities exchanges or the Nasdaq Stock Market. We cannot provide you with any assurance that a more active trading market for our common stock will develop, or if such a market develops, that it will be sustained.

There are a Large Number of Shares Being Registered for Resale and the Sale of These Shares May Cause the Price of Our Stock to Drop.

               As of February 28, 2006, we had 60,482,600 shares of common stock issued and outstanding. Of those shares, 18,717,600 are being registered for resale together with up to 16,335,720 additional shares of common stock issuable upon the exercise of outstanding warrants. As a result, the registration of these shares may result in substantial sales of our common stock, which could cause our stock price to drop.

If We Fail to Remain Current in Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

               Companies trading on the OTC Bulletin Board, such as us, must be required to file reports under Section 15(d) of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

               The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

               Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

               This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

               Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “TERX”.

               As of February 28, 2006, we had 60,482,600 shares of our common stock outstanding, which shares were held by approximately 56 shareholders of record.

               The following table sets forth the range of high and low closing bid quotations for our common stock since our common stock was listed on the Over-the-Counter Bulletin Board. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

Period Ended	High	Low
June 30, 2004	$0.00(1)	$0.00(1)
September 30, 2004	$0.00(1)	$0.00(1)
December 31, 2004	$0.00(1)	$0.00(1)
March 31, 2005	$0.00(1)	$0.00(1)
June 30, 2005	$1.40	$0.55
September 30, 2005	$2.89	$1.30
December 31, 2005	$3.09	$1.74
January 1, 2006 through February 28, 2006	$2.91	$1.72

(1) There were no trades during these periods.

               The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer: (a) with bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

               These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Dividends

               There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

•	We would not be able to pay our debts as they become due in the usual course of business; or

•

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

               We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

               The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the six month period ended June 30, 2005.

Plan category	Number of securities to be issued	Weighted average exercise	Number of securities
	upon exercise of outstanding	price of	remaining available
	options, warrants and rights	outstanding options,	for future issuance
warrants and rights

	(a)	(b)	(c)

Equity compensation plans approved by security holders	Nil	N/A	Nil

Equity compensation plans not approved by security holders	Nil	N/A	Nil

Total	Nil		Nil

               See “Executive Compensation” for a description of equity compensation plans adopted after June 30, 2005.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATIONS

Forward-Looking Statements

               This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objections of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

               Forward-looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words. These forward-looking statements present our estimates and assumptions only as of the date of this report. Except for our ongoing securities laws, we do not intend, and undertake no obligation, to update any forward-looking statement.

               Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The factors impacting these risks and uncertainties include, but are not limited to:

o	increased competitive pressures from existing competitors and new entrants;

o	increases in interest rates or our cost of borrowing or a default under any material debt agreements;

o	deterioration in general or regional economic conditions;

o	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations;

o	loss of customers or sales weakness;

o	inability to achieve future sales levels or other operating results;

o	fluctuations of oil and gas prices;

o	the unavailability of funds for capital expenditures; and

o	operational inefficiencies in distribution or other systems.

               For a detailed description of these and other factors that could cause actual results to differ materially from those expressed in any forward-looking statement, please see “Risk Factors” above.

Overview And Outlook

               We are an oil and gas exploration, development and production company. Our properties are located in the Fort Worth Basin. Our corporate strategy is to continue building value in the Company through the development and acquisition of gas and oil assets that exhibit consistent, predictable, and long-lived production. Our current focus is exploring the gas reserves located in the Barrnett Shale formations of the Fort Worth Basin.

               We have consolidated strong mineral lease positions in both Erath and Comanche counties. Our focus now turns to developing and producing those leases so as to realize the value held in them. With approximately 28,500 gross leased acres the task of developing the properties with wells will commence in the second quarter of our fiscal year.

               We intend to continue seeking acquisition opportunities, which compliment our current focus. We intend to fund our development activity primarily through proceeds from various private placements sufficient enough to develop a greater portion of our mineral leases.

               Our revenue, profitability and future growth rate depend substantially on factors beyond our control, such as economic, political and regulatory developments and competition from other sources of energy. Oil and natural gas prices historically have been volatile and may fluctuate widely in the future. Sustained periods of low prices for oil or natural gas could materially and adversely affect our financial position, our results of operations, the quantities of oil and natural gas reserves that we can economically produce and our access to capital.

Results of Operations – Second Quarter of 2006 Compared to the Second Quarter of 2005

               The following overview provides a summary of key information concerning our financial results for the second quarter of our fiscal year ending June 30, 2006.

	Three Months	Three Months
	December 31, 2005	December 31,	Increase
		2004	(Decrease)
Revenue	$-	$-	$-

Expenses:
General and administrative	52,100	1,661	50,439
Payroll Expenses	921,836	-	921,836
Professional fees	101,424	-	101,424
Marketing Expenses	84,607	-	84,607
Depreciation expenses	3,389	-	3,389
Total expenses	1,163,356	1,661	1,161,695

(Loss) from operations	(1,163,356)	(1,661)	(1,161,695)
Other income (expense):
Other expenses	-	-	-
Interest and other income	16,817	-	16,817
Interest expense	(31,439)	-	(31,439)
Net Income ( loss)	$(1,177,978)	$(1,661)	$(1,176,317)

               Revenue. Our total revenues for the second quarter of 2006 and 2005 were $.0 and $.0, respectively. Currently, we are in the exploration stage, developing various mineral leases and implementing all necessary capital improvements in order to become efficient in our production efforts.

               Expenses. Our general and administrative expenses, payroll expenses, professional fees, and marketing expenses for the second quarter of 2006 as compared to the second quarter of 2005 were $1,159,967 and $1,661, respectively, for an increase of $1,158,306. Of this increase, $817,740 was due the settlement with a former officer of the Company. The remainder of increase in overhead was incurred in connection with the continued acquisition of leases, reporting to stockholders and the beginning of field operations necessary for the evaluation of our oil and gas leases. The increase is a result of our endeavors to obtain the necessary capital required to ultimately to begin production and generate revenue from our oil and gas properties.

               Our deprecation expenses for the second quarter of 2006 were $3,389 as compared to $.0 for the second quarter 2005, for an increase of $3,389. The increase was due to the acquisition of certain office assets and vehicles to support our operations.

               Interest Income (Expense). Interest income for the second quarter of 2006 and 2005 was $16,817 and $.0, respectively, for an increase of $16,817 which was the result of the placement of proceeds from the sale of securities in an interest bearing money market account.

               Interest Expense for the second quarter of 2006 and 2005 was $31,439 and $.0, respectively, for an increase of $31,439. During the second quarter of 2006, we entered into a short-term promissory note(s) in order to meet our operating cost requirements.

               Net Loss. Our net losses for the second quarter of 2006 and 2005 were $1,177,978 and $1,661, respectively, for an increase loss in the amount of $1,176,317. Of these losses, approximately $3,389 was attributable to non-cash costs associated with assets purchased by the Company.

Results of Operations – First Six Months of 2006 Compared to the First Six Months of 2005

               The following overview provides a summary of key information concerning our financial results for the first six months of our fiscal year ending June 30, 2006.

	Six Months	Six Months
	December 31, 2005	December 31,	Increase
		2004	(Decrease)
Revenue	$-	$-	$-

Expenses:
General and administrative	159,885	2,411	157,474
Payroll Expenses	1,030,639	-	1,030,639
Professional fees	338,922	-	338,922
Marketing Expenses	111,074	-	111,074
Depreciation expenses	3,389	-	3,389
Total expenses	1,643,909	2,411	1,641,498

(Loss) from operations	(1,643,909)	(2,411)	(1,641,498)
Other income (expense):
Other expenses	(25,635)	-	(25,635)
Interest and other income	30,939	-	30,939
Interest expense	(32,549)	-	(32,549)
Net Income ( loss)	$(1,671,154)	$(2,411)	$(1,668,743)

               Revenue. Our total revenues for the first six months of 2006 and 2005 were $.0 and $.0, respectively. Currently, we are in the exploration stage, developing various mineral leases and implementing all necessary capital improvements in order to become efficient in our production efforts.

               Expenses. Our general and administrative expenses, payroll expenses, professional fees, and marketing expenses for the first six months of 2006 as compared to the first six months of 2005 were $1,640,520 and $2,411, respectively, for an increase of $1,638,109. Of this increase, $817,740 was due the settlement with a former officer of the Company. The remainder of increase in overhead was incurred in connection with the continued acquisition of leases, reporting to stockholders and the beginning of field operations necessary for the evaluation of our oil and gas leases. The increase is a result of our endeavors to obtain the necessary capital required to ultimately to begin production and generate revenue from our oil and gas properties.

               Our deprecation expenses for the six months 2006 were $3,389 as compared to $.0 for the first six months of 2005, for an increase of $3,389. The increase was due to the acquisition of certain office assets and vehicles to support our operations

               Interest Income (Expense). Interest income for the first six months of 2006 and 2005 was $30,939 and $.0, respectively, for an increase of $30,939 which was the result of the placement of proceeds from the sale of securities in an interest bearing money market account.

               Interest Expense for the first six months of 2006 and 2005 was $32,549 and $.0, respectively, for an increase of $32,549. During the first six months of 2006, we entered into a short-term promissory note(s) in order to meet our operating cost requirements.

               Net Loss. Our net losses for the first six months of 2006 and 2005 were $1,671,154 and $2,411, respectively, for an increase loss in the amount of $1,668,743. Of these losses, approximately $3,389 was attributable to non-cash deprecation costs associated with the purchase of certain office furniture and vehicles to support our operations.

Operation Plan

               During the next twelve months we plan to continue to focus our efforts on the current business plan which is the sustained development of our existing properties. We may consider pursuing strategic acquisitions of producing properties and additional oil and gas leases provided we have access to capital resources which will not interfere with continued evaluation and development of our existing assets.

               We intend to fund our field operations and development program through a combination of equity financing, proceeds of anticipated exercise of warrants and options and the use of commercial or mezzinne debt as necessary to complete or business plan. Our strategy is to seek financing alternatives which will yield the lowest cost of capital while maintaining the flexibility necessary to fully realize the value in our own oil and gas leased acreage holdings. Before we can seek strategic acquisitions of additional leases, producing properties, or acquisition of other companies, we must first develop our existing properties to stage which they can sustain their own development or develop financing alternatives which will not hinder the development of our current assets.

               Our future financial results will depend primarily on: (i) the ability to produce gas and oil from existing and future wells; (ii) the ability to discover commercial quantities of natural gas and oil; (iii) the market price for oil and gas; and (iv) the ability to fully implement our exploration and development program, which is dependent on the availability of capital resources. In order to be successful in all or any of these respects, the prices of oil and gas prevailing at the time of production must be at a level allowing for profitable production, and we must be able to obtain additional funding to increase our capital resources.

Liquidity and Capital Resources

               There is limited historical financial information about our company upon which to base an evaluation of our performance. We are an exploration stage company and have not generated any revenues from operations.

               Our continued existence and plans for future growth depend on our ability to continue obtain the capital necessary to develop our existing assets, and the generation of revenue from our current assets. We will need to raise additional capital to fund our development efforts. If we are not able to generate sufficient revenues and cash flows or obtain additional or alternative funding, we will be unable to continue as a going concern.

               At December 31, 2005 we had cash of $1,206,623 and working capital of $36,881, not including the promissory notes of $4,100,000 due in May 2006. On February 7, 2006 we closed an equity financing with gross proceeds $16,007,000. The proceeds will be used to repay existing debt, to fund continued drilling and development activities, and general working capital. We believe that we currently have sufficient working capital to complete our first three wells, to drill and complete our next three wells and complete the gathering system in order to begin production on all six wells. We expect to begin production in March 2006, and have all six wells on production in May 2006. We will need to obtain additional funds to supplement our expected revenues from the first six wells in order to continue the implementation of planned exploration and development programs on our existing properties over the next twelve months. Furthermore, should the pace of our acquisitions and/or or drilling activities differ from our current plans, we may require additional capital sooner. Failure to obtain such additional financing will result in our inability to accelerate the planned exploration programs on our properties or to acquire additional properties. Should the pace of our acquisitions and/or or drilling activities differ from our current plans, we may require additional capital sooner. Failure to obtain such additional financing will result in our inability to accelerate the planned exploration programs on our properties or to acquire additional properties. We have no agreements or understandings with any person for additional financing.

Cash Flows

               Since inception, we have financed cash flow requirements through debt financing and the issuance of common stock for cash and services. As we continue our development activities, we may continue to experience net negative cash flows from operations, pending receipt of sales or development fees, and will be required to obtain additional financing to fund operations through common stock offerings and debt borrowings to the extent necessary to provide working capital.

Financings

               In August and September 2005, we sold an aggregate of 739,000 units for $10.00 per unit, for aggregate proceeds of $7,390,000. Each Unit consisted of eight shares of common stock and four non-transferable share purchase warrants. Each warrant is exercisable into one share of common stock at a price of $1.75 until March 10, 2007, subject to acceleration as follows: in the event that the average closing price of our shares of common stock on the OTC:BB or other, more senior exchange for the 20 previous trading days exceeds $2.25, and provided that an effective registration statement registering the resale of the shares underlying the warrants is then in effect, the we may, by written notice, accelerate the expiration date of the warrants to 30 days after the date of such notice. Pursuant to the terms of the agreements with the investors, we are obligated to register the shares sold in the offering, including the shares underlying the warrants with the Securities and Exchange Commission.

               The securities were offered and sold in an offshore transaction made in reliance upon the exemption from registration provided by Regulation S as the purchasers represented that they were not US Persons (as that term is defined in Regulation S).

               We have agreed to file a registration statement with the Securities and Exchange Commission to register the possible resale of the unit shares and the shares underlying the warrants by March 16, 2006 and thereafter to use our best efforts to cause this registration to become effective. This prospectus relates to the registration of such shares.

               On February 7, 2006, we entered into securities purchase agreements to sell to eight institutional investors an aggregate of 12,805,600 shares of the Company’s common stock and warrants to purchase an additional 12,805,600 shares of common stock, for an aggregate purchase price of $16,007,000. The sale of the securities was consummated on February 7, 2006. The unit price of the common stock and corresponding warrant was $1.25. The warrants are exercisable until February 6, 2011 at an exercise price of $1.50 per share. We have the right to require exercise of all of the warrants in the event that (i) a registration statement registering the resale of the warrants is then in effect and (ii) the volume weighted average trading price per share of the Company’s common stock for each of the previous thirty trading days is in excess of $2.50.

               J.P. Turner & Company, L.L.C. acted as placement agent in connection with the offering. The aggregate commissions payable to J.P. Turner in connection with the private placement were approximately $862,120. In addition, J. P. Turner received warrants to purchase 574,120 shares of common stock identical to those sold to the investors.

               We also entered into registration rights agreements with the investors to register the resale of the shares of common stock sold in the offering and issuable upon exercise of the warrants. Subject to the terms of the registration rights agreement, we are required to file the registration statement with the Securities and Exchange Commission within 30 days of the closing, to use our best efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933 within 60 days following the closing date of the offering, or 120 days following the closing of the offering if the registration statement is reviewed by the Securities and Exchange Commission. This prospectus relates to the registration of such shares. We are obligated to use our best efforts to keep the registration statement continuously effective under the Act until the earliest of the date when all the registrable securities covered by the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) or five years and 30 days from the closing date. In the event the registration statement is not filed or declared effective when due, we will be obligated to pay the investors liquidated damages in the amount of 1.5% of the purchase price for each month in which we are in default.

Satisfaction of our cash obligations for the next 12 months

               Our oil and gas properties do not have any commercial production. We have no history of earnings or cash flow from our operations. A critical component of our operating plan impacting our continued existence is to efficiently manage the costs associated with exploratory drilling efforts, our ability to obtain additional capital through additional equity and/or debt financing, and JV or WI partnerships will also be important to our expansion plans. In the event we experience any significant problems assimilating acquired assets into our operations or cannot obtain the necessary capital to pursue our strategic plan, we may have to significantly curtail our operations. This would materially impact our ability to continue operations.

               We believe that with the funds from the recent private placement, we are able to proceed with the current phase of our operations, the continued field development of our Erath County properties. However, we anticipate the need for additional funds in order to fully develop our leased acreage.

               Over the next twelve months, our existing capital combined with cash flow from operations will be not be sufficient to sustain operations and our planned expansion.

               We may incur operating losses over the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development and production, particularly companies in the oil and gas industry. Such risks include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks we must, among other things, implement and successfully execute our business and marketing strategy, continue to develop and upgrade technology and products, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

               Under our current operating plan, we are required to make certain lease payments to maintain our rights to develop and drill for oil and gas. These lease payments are material obligations to us.

               As of December 31, 2005, we had assets of $12,269,910, and $5,326,279 in current liabilities; resulting in a stockholder’s equity of $6,943,631.

Field Development

               Our original plan of operation for field development started with identifying the most promising and cost-effective drill sites on our current leased acres, drilling and testing wells to prove reserves, completing the more promising test wells, extracting the gas, oil and other hydrocarbons that we find, and delivering them to market. We believe that we have leased enough land to move forward with our field development and are now proceeding with this phase of our operations.

               In the field development stages of our plan, each new well will be drilled and tested individually. The well, upon a favorable evaluation of its producing capabilities, will be fully completed and connected to local gas gathering and water disposal pipelines.

               When we have identified a proposed drilling site, we as a licensed operator in the State of Texas, will be engaged in all aspects of well site operations. As the operator we will be responsible for permitting the well, which will include obtaining permission from the Texas Oil and Gas commission relative to spacing requirements and any other state and federal environmental clearances required at the time that the permitting process commences. Additionally, we will formulate and deliver to all interest owners an operating agreement establishing each participant’s rights and obligations in that particular well based on the location of the well and the ownership. In addition to the permitting process, we as the operator will be responsible for hiring the driller, geologist, and land men to make final decisions relative to the zones to be targeted, confirming that we have good title to each leased parcel covered by the spacing permit and to actually drill the well to the target zones. We will be responsible for completing each successful well and connecting it to the most appropriate portion of our gas gathering system.

               As the operator we will be the caretaker of the well once production has commenced. As the operator, we will also be responsible for paying bills related to the well, billing working interest owners for their proportionate expenses in drilling and completing the well, and selling the production from the well. Once the production has been sold, we will have our legal council determine ownership of that production and will send out a division order to confirm the nature and amount of each interest owned by each interest owner. Once a division order has been established and confirmed by the interest owners, the production purchaser will issue the checks to each interest owner in accordance with its appropriate interest. From that point forward, we as operator will be responsible for maintaining the well and the wellhead site during the entire term of the production or until such time as we have been replaced or the site appropriately abandoned.

Significant changes in the number of employees.

               During the three month period ended December 31, 2005 there were no significant changes in the number of employees.

               Our proposed personnel structure could be divided into three broad categories: management and professional, administrative, and project field personnel. As in most small companies, the divisions between these three categories are somewhat indistinct, as employees are engaged in various functions as projects and work loads demand.

Off-Balance Sheet Arrangements

               We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results or operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates

               Our discussion of financial condition and results of operations is based upon the information reported in our financial statements. The preparation of these statements requires us to make assumptions and estimates that affect the reported amounts of assets, liabilities, revenues, and expenses as well as the disclosure of contingent assets and liabilities at the date of our financial statements. We base our assumptions and estimates on historical experience and other sources that we believe to be reasonable at the time. Actual results may vary from our estimates due to changes in circumstances, weather, politics, global economics, mechanical problems, general business conditions, and other factors. Our significant accounting policies are detailed in Note 1 to our financial statements included in this Annual Report. We have outlined below certain of these policies as being of particular importance to the portrayal of our financial position and results of operations and which require the application of significant judgment by our management.

               Revenue Recognition. It is our policy to recognize revenue when production is sold to a purchaser at a fixed or determinable price.

               Successful Efforts Method of Accounting. We account for our oil and natural gas operations using the successful efforts method of accounting. Under this method, all costs associated with property acquisition, exploration, and development of oil and gas reserves are capitalized. Costs capitalized include acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and cost of drilling and equipping productive wells. In the event we do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed. All of our properties are located within the continental United States.

               Oil and Natural Gas Reserve Quantities. Reserve quantities and the related estimates of future net cash flows affect our periodic calculations of depletion and impairment of our oil and natural gas properties. Proved oil and natural gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future periods from known reservoirs under existing economic and operating conditions. Reserve quantities and future cash flows included in the Form 10-KSB are prepared in accordance with guidelines established by the SEC and FASB.

BUSINESS

Introduction

               Terax Energy, Inc. is an independent, managed risk, oil and gas exploration and development company headquartered in Dallas, Texas. Our principal properties consist of two large blocks of oil and gas leases, one covering approximately 11,200 gross acres in the aggregate in close proximity to each other in Erath County, Texas and one covering a block of approximately 17,200 gross acres in the aggregate in close proximity located in Comanche County, Texas, both of which permit us to drill and develop the Barnett Shale formation underlying the lease acreage.

               Our operations are focused on the identification and evaluation of prospective oil and gas properties and the contribution of capital to projects that we believe have the potential to produce oil or gas in commercial quantities.

Business Development

               We are an exploration stage company originally incorporated in Nevada as Royal Phoenix in October of 2000. Our initial plan of business was to sell herbal products via internet sales. However, as a result of the lack of revenue generation from that business model and the extremely competitive environment for nutritional supplements, we determined to re-assess our business plan and alternatively seek out other business opportunities capable of increasing stockholder value.

               Consistent with this goal, on March 15, 2005, we changed our name from Royal Phoenix to Terax Energy, Inc.

Acquisition of Erath Energy Inc.

               On May 31, 2005, we entered into a Share Purchase Agreement with Holywell Technological Investments Ltd. and First Finance Limited (collectively, the “Sellers”) pursuant to which we acquired all of the issued and outstanding securities of Erath Energy Inc. (“EEI”) from the Sellers. EEI is a Delaware corporation, the sole assets of which consist of approximately 30 oil and gas leasehold interests located in Erath County, Texas comprising approximately 10,600 gross acres and cash of $79,443. Because EEI's assets consisted solely of leases and cash, and because EEI had not conducted any operations other than lease acquisitions, we accounted for this transaction using the purchase method of accounting. We were related to EEI by a common director.

               The Share Purchase Agreement closed on June 1, 2005. As consideration for the acquisition, we issued to the Sellers an aggregate of 318,000 pre-split (1,590,000 post-split) shares of common stock. In addition, we covenanted to cause our outstanding common stock to be forward split on the basis of five shares for each one outstanding common share. The forward split was completed on June 13, 2005. All share figures in this prospectus have been adjusted to reflect this forward split.

               First Finance Limited is controlled by Andrew Hromyk, who subsequently was appointed to our board of directors. First Finance Limited received 289,910 of the 1,590,000 shares issued.

               The common shares issued as consideration for EEI were offered and sold to the Sellers in an offshore transaction made in reliance upon the exemption from registration provided by Regulation S as the Sellers were not US Persons (as that term is defined in Regulation S).

               The Share Purchase Agreement provided that, in the event we do not close a financing with minimum gross proceeds of $5,000,000 at not less than $1.00 per share on or before July 31, 2005, the Sellers would have the right to repurchase EEI. This option was waived by the Sellers following the closing of the $5,700,000 financing on August 8, 2005 as discussed below.

Business Strategy

               Our business strategy is to provide long-term growth in shareholder value by drilling, developing and exploiting our existing oil and gas properties, as well as the properties we may acquire in the future. We plan to implement an active exploration program to maximize the value of our properties, and to use advanced technologies such as high-resolution aeromagnetics, 3-D seismic and other technical applications, as appropriate, to manage our exploration and development risks. We may also work with industry partners to lower our financial exposure and shorten the time needed to fully develop our properties. As our business continues to grow, we plan to retain additional executive management personnel with substantial experience in the oil and gas exploration and development business.

               To date, we have conducted our lease acquisition activities exclusively in the Fort Worth Basin of Texas, an area where the Barnett Shale formation is known to be of sufficient thickness to make exploration for gas reserves feasible.

Drilling, Exploration and Production Activities

               We have acquired oil and gas leasehold interests in approximately 28,500 aggregate gross acres located in Erath , Comanche and Hamilton Counties, Texas. See “Description of Properties” for a discussion of our significant oil and gas leasehold interests.

               Our exploration efforts are focused on discovering new reserves by drilling and completing wells under our existing leases, as well as leases we may acquire in the future. The investment associated with drilling a well and future development of our leasehold acreage depends principally upon whether any problems are encountered in drilling the wells, the depth (including the length of the horizontal leg) of the wells, whether the wells can be timely connected to existing infrastructure or will require additional investment in infrastructure, and, if applicable, the amount of water encountered in the wells.

Title to Properties

               We believe that the title to our leasehold properties is good and defensible in accordance with standards generally acceptable in the oil and gas industry, subject to exceptions that are not so material as to detract substantially from the use of the properties. Our leasehold properties are subject to royalty, overriding royalty and other outstanding interests customary in the industry. The properties may be subject to burdens such as liens incident to operating agreements and taxes, development obligations under oil and gas leases, and other encumbrances, easements and restrictions. We do not believe any of these burdens will materially interfere with our use of these properties.

               As is customary in the oil and gas industry, only a preliminary title examination is conducted at the time properties believed to be suitable for drilling operations are acquired by us. We rely upon oil and gas landmen to conduct the title examination. We intend to perform necessary curative work with respect to any significant defects in title prior to proceeding with drilling operations.

Competition

               The oil and natural gas business is highly competitive. We compete with private and public companies in all facets of the oil and gas business, including suppliers of energy and fuel to industrial, commercial and individual customers. Numerous independent oil and gas companies, oil and gas syndicates and major oil and gas companies actively seek out and bid for oil and gas prospects and properties as well as for the services of third-party providers, such as drilling companies, upon which we rely. Many of these companies not only explore for, produce and market oil and gas, but also carry out refining operations and market the resultant products on a worldwide basis. A substantial number of our competitors have longer operating histories and substantially greater financial and personnel resources than we do.

               Competitive conditions may be substantially affected by various forms of energy legislation and regulation considered from time to time by the government of the United States and the states in which we have operations, as well as factors that we cannot control, including international political conditions, overall levels of supply and demand for oil and gas, and the markets for synthetic fuels and alternative energy sources. Intense competition occurs with respect to marketing, particularly of natural gas.

Regulation

               General. The availability of a ready market for oil and gas production depends upon numerous factors beyond our control. These factors include local, state, federal and international regulation of oil and gas production and transportation, as well as regulations governing environmental quality and pollution control, state limits on allowable rates of production by a well or proration unit, the amount of oil and gas available for sale, the availability of adequate pipeline and other transportation and processing facilities, and the marketing of competitive fuels. For example, a productive gas well may be "shut-in" because of an over-supply of gas or lack of an available pipeline in the areas in which we may conduct operations. State and federal regulations are generally intended to prevent waste of oil and gas, protect rights to produce oil and gas between owners in a common reservoir, and control contamination of the environment. Pipelines and gas plants are also subject to the jurisdiction of various federal, state and local agencies that may affect the rates at which they are able to process or transport gas from our properties.

               Applicable legislation is under constant review for amendment or expansion. These efforts frequently result in an increase in the regulatory burden on companies in our industry and a consequent increase in the cost of doing business and decrease in profitability. Numerous federal and state departments and agencies issue rules and regulations imposing additional burdens on the oil and gas industry that are often costly to comply with and carry substantial penalties for non-compliance. Our production operations may be affected by changing tax and other laws relating to the petroleum industry, constantly changing administrative regulations and possible interruptions or termination by government authorities.

               Sales of Oil and Natural Gas. Sales of any oil that we produce will be affected by the availability, terms and costs of transportation. The rates, terms and conditions applicable to the interstate transportation of oil by pipelines are regulated by the Federal Energy Regulatory Commission ("FERC") under the Interstate Commerce Act. FERC has implemented a simplified and generally applicable ratemaking methodology for interstate oil pipelines to fulfill the requirements of Title VIII of the Energy Policy Act of 1992 comprised of an indexing system to establish ceilings on interstate oil pipeline rates. FERC has announced several important transportation-related policy statements and rule changes, including a statement of policy and final rule issued February 25, 2000, concerning alternatives to its traditional cost-of-serve rate-making methodology to establish the rates interstate pipelines may charge for their services. The final rule revises FERC's pricing policy and current regulatory framework to improve the efficiency of the market and further enhance competition in natural gas markets.

               Sales of any natural gas that we produce will be affected by the availability, terms and costs of transportation. The rates, terms and conditions applicable to the interstate transportation of gas by pipelines are regulated by FERC under the Natural Gas Acts, as well as under Section 311 of the Natural Gas Policy Act. Since 1985, the FERC has implemented regulations intended to increase competition within the gas industry by making gas transportation more accessible to gas buyers and sellers on an open-access, non-discriminatory basis.

               Pipelines. Pipelines that we use to gather and transport our oil and gas will be subject to regulation by the Department of Transportation ("DOT") under the Hazardous Liquids Pipeline Safety Act of 1979, as amended ("HLPSA"), relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. The HLPSA requires pipeline operators to comply with regulations issued pursuant to HLPSA designed to permit access to and allowing copying of records and to make certain reports and provide information as required by the Secretary of Transportation.

               State Restrictions. State regulatory authorities have established rules and regulations requiring permits for drilling operations, drilling bonds and reports concerning operations. Many states have statutes and regulations governing various environmental and conservation matters, including the unitization or pooling of oil and gas properties and establishment of maximum rates of production from oil and gas wells, and restricting production to the market demand for oil and gas. Such statutes and regulations may limit the rate at which oil and gas could otherwise be produced from our properties.

               Most states impose a production or severance tax with respect to the production and sale of crude oil, natural gas and natural gas liquids within their respective jurisdictions. State production taxes are generally applied as a percentage of production or sales. In addition, in the event we conduct operations on federal or state oil and gas leases, such operations must comply with numerous regulatory restrictions, including various nondiscrimination statutes, royalty and related valuation requirements, and certain of such operations must be conducted pursuant to certain on-site security regulations and other appropriate permits issued by the Bureau of Land Management or the Minerals Management Service or other appropriate federal or state agencies.

               Other. Oil and gas rights may be held by individuals and corporations, and, in certain circumstances, by governments having jurisdiction over the area in which such rights are located. As a general rule, parties holding such rights grant licenses or leases to third parties, such as us, to facilitate the exploration and development of these rights. The terms of the licenses and leases are generally established to require timely development. Notwithstanding the ownership of oil and gas rights, the government of the jurisdiction in which the rights are located generally retains authority over the manner of development of those rights.

Environmental

               General. Our activities are subject to local, state and federal laws and regulations governing environmental quality and pollution control in the United States. The exploration, drilling and production from wells, natural gas facilities, including the operation and construction of pipelines, plants and other facilities for transporting, processing, treating or storing natural gas and other products, are subject to stringent environmental regulation by state and federal authorities, including the Environmental Protection Agency ("EPA"). Such regulation can increase our cost of planning, designing, installing and operating such facilities.

               Significant fines and penalties may be imposed for the failure to comply with environmental laws and regulations. Some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, such as oil and gas related products.

               Waste Disposal. We may generate wastes, including hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes. The EPA has limited the disposal options for certain wastes that are designated as hazardous under RCRA ("Hazardous Wastes"). Furthermore, it is possible that certain wastes generated by our oil and gas operations that are currently exempt from treatment as Hazardous Wastes may in the future be designated as Hazardous Wastes, and therefore be subject to more rigorous and costly operating and disposal requirements.

               CERCLA. The federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, generally imposes joint and several liability for costs of investigation and remediation and for natural resource damages, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release into the environment of substances designated under CERCLA as hazardous substances ("Hazardous Substances"). These classes of persons or so-called potentially responsible parties include the current and certain past owners and operators of a facility where there is or has been a release or threat of release of a Hazardous Substance and persons who disposed of or arranged for the disposal of the Hazardous Substances found at such a facility. CERCLA also authorizes the EPA and, in some cases, third parties to take action in response to threats to the public health or the environment and to seek to recover from the potentially responsible parties the costs of such action. Although CERCLA generally exempts petroleum from the definition of Hazardous Substances, we may have generated and may generate wastes that fall within CERCLA's definition of Hazardous Substances.

               Air Emissions. Our operations may be subject to local, state and federal regulations for the control of emissions of air pollution. Major sources of air pollutants are subject to more stringent, federally imposed permitting requirements, including additional permits. Producing wells may generate volatile organic compounds and nitrogen oxides. If ozone problems are not resolved by the deadlines imposed by the federal Clean Air Act, or on schedule to meet the standards, even more restrictive requirements may be imposed, including financial penalties based upon the quantity of ozone producing emissions. If we fail to comply strictly with applicable air pollution regulations or permits, we may be subject to monetary fines and be required to correct any identified deficiencies. Alternatively, regulatory agencies could require us to forego construction, modification or operation of certain air emission sources.

               We believe that we are in substantial compliance with current applicable environmental laws and regulations and that, absent the occurrence of an extraordinary event, compliance with existing local, state, federal and international laws, rules and regulations governing the release of materials in the environment or otherwise relating to the protection of the environment will not have a material effect upon our business, financial condition or results of operations.

Employees and Consultants

               We currently have 4 employees, including our chief executive officer and chief financial officer, Lawrence Finn, Richard Binz, our controller and chief accounting officer and Sam M. Governale, our vice-president of filed operations. We also utilize the services of several consultants who provide, among other things, technical support and accounting services to us. We anticipate retaining additional personnel during the next 12 months, including additional executive management personnel with substantial experience in the oil and gas exploration and development business.

Subsidiaries

               We have one wholly-owned subsidiary, Erath Energy Inc., a Delaware corporation, through which we hold our oil and gas leasehold interests.

Desert Health Products

               We have not totally abandoned our prior business plan. We are party to a "License, Manufacture and Distribution Agreement," with Desert Health Products dated October 18, 2000, as subsequently amended. Under this Agreement, Desert Health Products has agreed to manufacture, package, ship, and handle credit card processing of Royal Phoenix products. This relationship is intended to allow us to concentrate on the marketing of herbal products. In addition, we may pursue and market other vitamin products which will be private labeled specifically for us by companies other than Desert Health Products.

               Our management is presently reviewing the viability of this business plan in order to determine what, if any, steps should be taken to further same. Options open to our management include seeking a joint venture partner willing to assume operational control of the herbal products business while leaving us with a residual interest, selling our interest in the herbal products business, or abandoning the business.

DESCRIPTION OF PROPERTIES

               The properties in which we have an interest consist of our principal executive offices and our Erath County Properties on which we plan to conduct our exploration, development and production activities.

Principal Executive Offices

               Our principal executive offices are located at13355 Noel Road, 1370 One Galleria Tower, Dallas, Texas. We rent this office space for approximately $5,700 per month. We also maintain a field office on Stephenville, Texas which we rent of $1,300 per month. We believe our current offices will be adequate to support our operations for the foreseeable future.

Current Oil and Gas Projects

               To date, our acquisition, exploitation and development activities have been limited to Texas.

Erath County Property

               We own 100% of the working interest under oil and gas leases covering two blocks of approximately 11,200 gross acres in the aggregate in close proximity to each other in Erath County, Texas, which permit us to drill and develop the Barnett Shale formation underlying that lease acreage. Our interest has been acquired pursuant to leases from the owners of the minerals covered by the leases.

               The lease are generally for a primary term of three years and most of the leases contain an option to extend the leases for an additional two years by making a bonus payment to the mineral owners. In some cases, the leases limit our ability to drill deeper than the Barnett Shale formation. Almost all of the leases provide for surface damages to be paid in connection with drilling activities, and they contain other provisions that are customary for leases in the Fort Worth Basin.

Comanche County Property

               We own 100% of the working interest under approximately 17,200 gross acres in the aggregate in close proximity in Comanche County, Texas, which permit us to drill and develop the Barnett Shale formation underlying the lease acreage. Our interest has been acquired pursuant to leases from owners of the minerals covered by the leases. The lease are generally for a primary term, of two years and most of the leases contain an option to extend the leases for an additional three years by making a bonus payment to the mineral owners. The leases also provide for surface damages to be paid in connection with drilling activities, and they contain other provisions that are customary for leases in the Fort Worth Basin.

Erath and Comanche Properties - Geology

               Depositionally, Mississippian-age organic-rich shales are the reservoir for the Barnett Shale unconventional gas accumulation in the Fort Worth basin. The Barnett hydrocarbon system is one of the ten richest in the world, due to the massive organic matter deposited in this setting. This large, geologically continuous gas accumulation occupies a structurally low position straddling the basin axis. The accumulation is characterized by the presence of gas downdip from water saturated rocks, no obvious lithologic or structural barrier that separate the updip water and downdip gas, very low (microdarcy and nanodarcy level) matrix permeability, the importance of natural fractures for production, and the absence of truly dry holes.

               The Barnett Shale in a number of counties lies unconformably on sedimentary rocks of Ordovician age (Ellenburger Group, Simpson Group, Viola limestone) and is comformably overlain by the Pennsylvanian Marble Falls formation. Regionally, the thickness of the Barnett Shale approaches 1,000 feet near the southwest fault boundary of the Southern Oklahoma aulacogen and thins to the southwest as it crops out along the flanks of the Llano uplift. Most vertical wells are completed in the lower part of the Barnett Shale with perforations in vertical wells typically spanning 200-300 feet. Most horizontal wells are completed with a horizontal leg of up to 3,000 feet or more using slotted liner technology and multi-stage fracture stimulation techniques.

               The Barnett Shale, of North Texas, is similar to that of Black Shales in the U.S. of Devonian-Mississippian age that produce natural gas, such as the Antrim shale of the Michigan basin, New Albany shale of the Illinois basin, Woodford shale of the Anadarko basin, and "Devonian" shales of the Appalachian basin. These organic-rich shales are a storage site for absorbed gas. The organic matter in the shale contains approximately 60 standard cubic feet of natural gas/ton of reservoir rock, about 25% of the natural gas stored in the pore space. This gas is released (desorbed) as formation pressure is lowered and contributes to the long life of Barnett Shale gas wells.

LEGAL PROCEEDINGS

               From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Except as disclosed below, we are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

               On November 7, 2005, J. William Rhea IV, a former member of the Board of Directors and Chief Executive Officer of the Company filed a petition and application for temporary restraining order and preliminary injunctive relief against the Company and individually against current and former members of our Board of Directors. The action was filed in the District Court of Travis County, Texas. Mr. Rhea was removed as a member of the Board of Directors on October 28, 2005 and he was terminated as Chief Executive Officer on October 31, 2005.

               On February 2, 2006 the Company and certain current and former directors, officers and agents of the Company entered into a Master Compromise and Settlement Agreement with J. William Rhea, IV pursuant to which the parties resolved all outstanding claims between them. As part of the resolution, 800,000 of the 5,000,000 shares of the Company’s common stock registered in Mr. Rhea’s name and held in escrow were released to Mr. Rhea and 4,200,000 of the 5,000,000 shares of the Company’s common stock registered in Mr. Rhea’s name and held in escrow were returned to treasury of the Company for cancellation, without consideration. In addition, the Company paid Mr. Rhea $800,000 on account of compensation due to him under his employment agreement with the Company. The parties agreed to the following joint statement: In January 2006, J. William Rhea, IV and Terax Energy, Inc., Phillip A. Wylie, Andrew Hromyk, Eric Boehnke, John W. Legg, and Billy Wayne Chester resolved all outstanding claims between them. None of the Parties accepted any liability or admitted any wrongdoing. The Parties no longer desire to pursue any claims against each other. As part of the resolution, Mr. Rhea will be paid $800,000. Furthermore, Terax will release from the management stock pool 800,000 shares of Terax common stock to Mr. Rhea.

               The 800,000 shares of the Company’s common stock released to Mr. Rhea are subject to restrictions on resale as follows:

Date On and After Which Resale	Number of Shares Allowed for
Allowed	Resale
June 30, 2006	50,000
September 30, 2006	100,000
December 31, 2006	200,000
March 31, 2007	200,000
June 30, 2007	200,000
September 31, 2007	50,000

               Pursuant to the terms of the Master Compromise and Settlement Agreement Mr. Rhea also agreed not to sell, transfer, or assign more than 200,000 shares in any calendar quarter.

MANAGEMENT

Name	Age	Position

Lawrence J. Finn	61	Chief Executive Officer and Chief Financial Officer

Richard C. Binz	49	Controller and Chief Accounting Officer

Sam. M. Governale	55	Vice-President of Field Operations

Phillip A. Wylie	59	Director

Andrew Hromyk	39	Director

John W. Legg	39	Director

               Each of our directors is elected by stockholders to a term of one year and serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one year and serves until his or her successor is duly elected and qualified, or until he is removed from office. The board of directors has no nominating, compensation or audit committees. We do not have an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B. Our Board of Directors believes that attracting and retaining board members that could be classified as an "audit committee financial expert" is unlikely due to the high cost of such Director candidates.

               Currently, our Directors are not compensated for their services, although their expenses in attending meetings are reimbursed. Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors.

               Lawrence J. Finn was appointed Chief Financial Officer and Interim Chief Executive Officer of Terax on November 10, 2005 and on January 26, 2006 he was appointed Chief Executive Officer on a permanent basis. Mr. Finn was most recently vice president of finance and chief financial officer of Petrol Oil & Gas, a public natural gas company, from May through November 2005. From 2001 until 2005, Mr. Finn served as vice president of finance, then as project coordinator for shale projects for CDX Gas, LLC, a private natural gas company. Mr. Finn served as vice president and chief financial officer of The Wiser Oil Company from 1993 to 2000. Wiser was a New York Stock Exchange oil exploration and production company. Mr. Finn served in various other capacities in the oil and gas industry since 1973. Mr. Finn is a Certified Public Accountant and received a Bachelor of Business Administration degree from the University of Houston.

               Richard C. Binz was appointed Controller and Chief Accounting Officer of Terax on January 26, 2006. From 2002 until May of 2005, Mr. Binz served assistant controller revenue and property accounting, the controller of CDX Gas, LLC, a Dallas based company. From 2001 to 2002, Mr. Binz served as assistant controller of Crosstex Energy Services. Prior to 2001, Mr. Binz served in various capacities with The Wiser Oil Company and Santa Fe Minerals.

               Sam M. Governale was appointed Vice-President of Field Operations on September 29, 2005. From August, 2002 to August 2005 Mr. Governale served as production superintendent of Swift Energy Co. From March 2001 to August 2002 Mr. Governale served as quality, health, safety and environment (QHSE) manager for Schlumberger Oilfield Services. From January 1990 to May 2000 Mr. Governale was operations manager for Baker Energy.

               Phillip A. Wylie was appointed as a member of the Board of Directors on August 30, 2005. Mr. Wylie is an attorney in private practice in Dallas, Texas, with approximately 33 years of experience concentrating in the areas of securities and business finance law, energy law and mergers, acquisitions and dispositions law. Mr. Wylie has been a shareholder of Snell Wylie & Tibbals, a professional corporation, since March 2000. Mr. Wylie is a member of the State Bar of Texas and the Dallas Bar Association, and he is a fellow of the Texas Bar Foundation. During the past two years, Mr. Wylie’s legal firm, Snell Wylie & Tibbals, has billed Terax a total of $361,543 on account of legal fees and reimbursable expenses.

               Andrew Hromyk was appointed a member of the Board of Directors on October 31, 2005. For the past 10 years, Mr. Hromyk has been president of Century Capital Management Ltd., an independent venture capital management firm hat makes strategic investments in the energy, wireless and telecom sectors. Mr. Hromyk has been a director of several publicly traded companies, including WPCS International Inc.

               John W. Legg was appointed a member of the Board of Directors on October 31, 2005. Mr. Legg is a barrister and solicitor in private practice for more than 10 years with experience in natural resources law, securities and corporate finance law, corporate law and mergers and acquisitions. Mr. Legg is a member of the Law Society of British Columbia and the Business and Securities Law Subsections of the Canadian Bar Association. During the past two years, Mr. Legg has billed Terax a total of $118,478.26 on account of legal fees.

EXECUTIVE COMPENSATION

               The following table sets forth information with respect to the total compensation paid or accrued by us for the six month period ended June 30, 2005 and the three years ended December 31, 2004 on behalf of each of our named executive officers during such periods.

SUMMARY COMPENSATION TABLE

	ANNUAL				LONG TERM COMPENSATION
COMPENSATION

					Awards		Payouts
All
Position Name and Principal	Year	Salary	Bonus	Other	Restricted	Securities		other
		($)	($)	annual	stock	underlying	LTIP payouts	compen -
				compensation	award(s)	options/SARs	($)	sation ($)
				($)	($)	(#)

J. William Rhea IV (1)
Chief Executive Officer	2005(2)	$93,454	$ -	$ -	Nil	Nil	Nil	$ -

Bill Chester(3)
President	2005(2)	$7,500	$ -	$ -	Nil	Nil	Nil	$ -

Joseph Wilson(4)	2005(2)	Nil
President	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2003	Nil

(1)	Appointed Chief Executive Officer May 27, 2005 and terminated on October 31, 2005.
(2)	Six Month Period Ended June 30, 2005.
(3)	Appointed President March 22, 2005. Resigned as President May 27, 2005.
(4)	Resigned as President March 22, 2005.

               During the six month period ended June 30, 2005, we paid Mr. Rhea $93,454. During the six month period ended June 30, 2005, we paid Mr. Chester $7,500.

               During the years ended December 31, 2004 and 2003, we did not pay any compensation to our named executive officers.

Employment Agreements with Executive Officers

               On September 29, 2005, Sam M. Governale was appointed as our Vice President of Operations. Mr. Governale receives an annual salary of $160,000, subject to increases based on periodic performance reviews and customary benefits. In addition, we agreed to award to Mr. Governale options to acquire 500,000 shares of our common stock. On February 26, 2006, we agreed to issue 250,000 shares to Mr. Governale pursuant to our 2006 Incentive Stock Plan, subject to certain earn-in provisions, in exchange for the obligation to issue 500,000 options. Such exchange is subject to shareholder approval of the plan. We do not currently have a written agreement with Mr. Governale.

               On November 10, 2005, Lawrence J. Finn was appointed as our chief financial officer and interim chief executive officer. Mr. Finn receives an initial salary of $175,000 per year, together with customary benefits. In addition, we agreed to award to Mr. Finn 500,000 shares of our common stock. On February 26, 2006, we agreed to issue 1,500,000 shares to Mr. Finn pursuant to our 2006 Incentive Stock Plan, subject to certain earn-in provisions, in exchange for the obligation to issue 500,000 shares to him. Such exchange is subject to shareholder approval of the plan. We do not currently have a written agreement with Mr. Finn.

               On January 26, 2006, Richard C. Binz was appointed as our controller and chief accounting officer. Mr. Binz receives an annual salary of $130,000, subject to increases based on periodic performance reviews and customary benefits. In addition, we agreed to award to Mr. Binz 200,000 shares of our common stock and options to acquire an additional 200,000 shares. On February 26, 2006, we agreed to issue 300,000 shares to Mr. Binz pursuant to our 2006 Incentive Stock Plan, subject to certain earn-in provisions, in exchange for the obligation to issue the 200,000 shares and 200,000 options. Such exchange is subject to shareholder approval of the plan. We do not currently have a written employment agreement with Mr. Binz.

Compensation Committee

               We do not have a formal Compensation Committee. Our Board of Directors will perform the functions of a Compensation Committee. Due to the lack of revenues and our exploration stage status, we deemed a Compensation Committee to not be necessary at this time.

Benefit Plans

               We do not have a long-term incentive plan nor do we have a defined benefit, pension plan, profit sharing or other retirement plan.

               On February 27, 2006, the Board of Directors adopted the 2006 Terax Energy, Inc. Incentive Stock Plan. Our management is currently soliciting the written consent of a majority of our stockholders for the Incentive Stock Plan.

Description of the 2006 Terax Energy, Inc. Incentive Stock Plan

               The 2006 Incentive Stock Plan has initially reserved 3,200,000 shares of common Stock for issuance. Under the 2006 Incentive Stock Plan, options may be granted which are intended to qualify as Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code of 1986 (the "Code") or which are not ("Non-ISOs") intended to qualify as Incentive Stock Options thereunder. In addition, direct grants of stock or restricted stock may be awarded.

               Purpose. The primary purpose of the 2006 Incentive Stock Plan is to attract and retain the best available personnel in order to promote the success of our business and to facilitate the ownership of our stock by employees and others who provide services to us.

               Administration. The 2006 Incentive Stock Plan is administered by our Board of Directors, as the Board of Directors may be composed from time to time. Notwithstanding the foregoing, the Board of Directors may at any time, or from time to time, appoint a committee of at least two members of the Board of Directors, and delegate to the committee the authority of the Board of Directors to administer the 2006 Incentive Stock Plan. Upon such appointment and delegation, the committee shall have all the powers, privileges and duties of the Board of Directors, and shall be substituted for the Board of Directors, in the administration of the 2006 Incentive Stock Plan, subject to certain limitations.

               Eligibility. Under the 2006 Stock Incentive Plan, options may be granted to key employees, officers, directors or consultants of the Company, as provided in the 2006 Stock Incentive Plan.

               Terms of Options. The term of each option granted under the 2006 Incentive Stock Plan shall be contained in a stock option agreement between the optionee and Terax Energy and such terms shall be determined by the Board of Directors consistent with the provisions of the 2006 Stock Incentive Plan, including the following:

               (a) Purchase Price. The purchase price of the common stock subject to each incentive stock option shall not be less than the fair market value (as set forth in the 2006 Incentive Stock Plan), or in the case of the grant of an incentive stock option to a principal stockholder, not less that 110% of fair market value of such common stock at the time such option is granted. The purchase price of the common stock subject to each non-incentive stock option shall be determined at the time such option is granted, but in no case less than 85% of the fair market value of such common stock at the time such option is granted;

               (b) Vesting. The dates on which each option (or portion thereof) shall be exercisable and the conditions precedent to such exercise, if any, shall be fixed by the Board of Directors, in its discretion, at the time such option is granted. All options or grants which include a vesting schedule will vest in their entirety upon a change of control transaction as described in the 2006 Incentive Stock Plan;

               (c) Expiration. The expiration of each option shall be fixed by the Board of Directors, in its discretion, at the time such option is granted; however, unless otherwise determined by the Board of Directors at the time such option is granted, an option shall be exercisable for ten years after the date on which it was granted, or five years for grants to certain executive officers. Each option shall be subject to earlier termination or repurchase as expressly provided in the 2006 Incentive Stock Plan or as determined by the Board of Directors, in its discretion, at the time such option is granted;

               (d) Transferability. No option shall be transferable, except by will or the laws of descent and distribution, and any option may be exercised during the lifetime of the optionee only by such optionee. No option granted under the 2006 Incentive Stock Plan shall be subject to execution, attachment or other process;

               (e) Option Adjustments. The aggregate number and class of shares as to which options may be granted under the 2006 Incentive Stock Plan, the number and class shares covered by each outstanding option and the exercise price per share thereof (but not the total price), and all such options, shall each be proportionately adjusted for any increase decrease in the number of issued common stock resulting from split-up spin-off or consolidation of shares or any like Capital adjustment or the payment of any stock dividend; and

               (f) Termination, Modification And Amendment. The 2006 Incentive Stock Plan (but not options previously granted under the plan) shall terminate ten years from the date of its adoption by the Board of Directors, and no option or shares shall be granted after termination of the 2006 Incentive Stock Plan. Subject to certain restrictions, the 2006 Incentive Stock Plan may at any time be terminated and from time to time be modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Terax Energy present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the State of Nevada.

               Recent Share Grants. On February 27, 2006, the Board of Directors approved certain stock grants to four employees, subject to the approval of shareholders of Terax Energy. With respect to each of the following grants, 40% of such shares would be earned on January 1, 2007 and 60% would be earned on January 1, 2008.

Grantee	Position	Shares
Lawrence J. Finn	CEO and CFO	1,500,000
Richard C. Binz	Controller and CAO	300,000
Sam M. Governale	VP Field Operations	250,000
Joyce Moore	Secretary	100,000

Indemnification Agreements

               On December 23, 2005, we entered into indemnification agreements with our then current officers and members of the Board of Directors. The agreements were unanimously approved by the Board of Directors and were deemed to be effective as of May 18, 2005. Pursuant to the agreements, each indemnitee is indemnified to the fullest extent permitted by law for all judgments, penalties, fines, settlement amounts, costs or expenses which they may incur as a result of or in connection with their service to Terax Energy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

               Except as disclosed below, none of the following parties has in the last two fiscal years had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters; or

•	Any relative or spouse of any of the foregoing persons who has the same house as such person.

               On June 1, 2005, we acquired all of the issued and outstanding securities of Erath Energy Inc. from Holywell Technological Investments Ltd. and First Finance Limited. Bill Chester, one of our directors at the time of the acquisition, was also a director of Erath Energy Inc. First Finance Limited is controlled by Andrew Hromyk, who subsequently was appointed to our board of directors. First Finance Limited received 289,910 of the 1,590,000 shares issued.

               During the past two years, Phillip Wylie’s legal firm, Snell Wylie & Tibbals, has billed Terax a total of $361,543 on account of legal fees and reimbursable expenses. For the six months ended December 31, 2005, Snell Wylie & Tibbals, has billed Terax a total of $230,306 on account of legal fees and reimbursable expenses.

               During the past two years, John W. Legg Law Corporation has billed the Company a total of $118,478.26 on account of legal fees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

               The following table sets forth certain information regarding beneficial ownership of our common stock as of March 1, 2006.

•	by each person who is known by us to beneficially own more than 5% of our common stock;
•	by each of our officers and directors; and
•	by all of our officers and directors as a group.

NAME AND ADDRESS	NUMBER OF SHARES	PERCENTAGE OF	PERCENTAGE OF
OF OWNER(1)	BENEFICIALLY	CLASS PRIOR TO	CLASS AFTER
	OWNED(2)	OFFERING(3)	OFFERING(4)

Lawrence J. Finn	1,500,000(5)	2.48%	1.95%

Richard C. Binz	300,000(5)	0.50%	0.39%

Sam M. Governale	250,000(5)	0.41%	0.33%

Phillip A. Wylie	Nil	N/A	N/A

Andrew Hromyk	1,864,055(6)	3.08%	2.43%

John W. Legg	Nil	N/A	N/A

Magnetar Capital Master Fund, Ltd.	7,400,000(7)	9.9%	Nil

All Officers and Directors As a Group (6 persons)	3,914,055	6.64%	5.23%

(1) The address for each named person is c/o Terax Energy, Inc., 13355 Noel Road, 1370 One Galleria Tower, Dallas, Texas 75240.

(2) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of February 28, 2006 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(3) Based upon 60,482,600 shares outstanding on February 28, 2006.

(4) Percentage based upon 76,818,320 shares of common stock outstanding after the offering, assuming all warrants are exercised and all shares registered are sold.

(5) Subject to ratification by the Company’s stockholders and earn-in provisions. See “Executive Compensation”.

(6) Of which 289,910 shares are owned by a company owned by Mr. Hromyk and 1,574,145 are owned by Mr. Hromyk’s wife and for which Mr. Hromyk disclaims beneficial ownership.

(7) Such holder is contractually restricted to ownership of no more than 9.9% of the common stock then outstanding.

DESCRIPTION OF SECURITIES

Common Stock

               We are authorized to issue up to 300,000,000 shares of common stock, par value $.001. As of February 28, 2006, there were 60,482,600 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

Preferred Stock

               We are authorized to issue up to 5,000,000 shares of “blank check” preferred stock, none of which are authorized or issued.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

               Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers. In addition, certain current and former officers and members of the Board of Directors are parties to indemnification agreements with Terax Energy.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

               The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;
•	short sales that are not violations of the laws and regulations of any state or the United States;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

               The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

               The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

               The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

               We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

               The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

               The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

               We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

               If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK

               The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	at a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

               In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and
•

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

               The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

               Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

               The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants unless the selling stockholders exercise the warrants on a cashless basis. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

               The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Total Shares of	Total	Percentage of	Beneficial	Percentage
	Common Stock,	Shares of	Common	Ownership	of Common
	Including Upon	Common	Stock	After the	Stock
	Exercise of	Stock	Beneficially	Offering	Beneficially
	Warrants	Beneficially	Owned Before		Owned After
	Included Herein(1)	Owned	Offering		Offering
Affaires Financieres, S.A.(2)	360,000(3)	360,000(3)	0.59%	0	0.00%
Bank Sal. Oppenheim jr. &
Cie. (Schweiz) AG(4)	1,020,000(3)	1,020,000(3)	1.68%	0	0.00%
Admiral International Ltd.(5)	1,200,000(3)	2,274,500(3)	3.76%	1,074,500	1.40%
Centrum Bank AG(6)	900,000(3)	900,000(3)	1.48%	0	0.00%
Nicolas Mathys	1,200,000(3)	2,020,600(3)	3.34%	820,600	1.07%
Clarion Finanz AG(7)	960,000(3)	960,000(3)	1.58%	0	0.00%
Desmodio Management Inc.(8)	1,200,000(3)	1,200,000(3)	1.97%	0	0.00%
Bank Julius Baer & Co. Ltd.(9)	204,000(3)	204,000(3)	0.34%	0	0.00%
Bear Capital Corporation(10)	144,000(3)	144,000(3)	0.24%	0	0.00%
Heritage Bank & Trust(11)	360,000(3)	360,000(3)	0.59%	0	0.00%
Nucleus Capital Inc.(12)	1,200,000(3)	2,500,090(3)	4.13%	1,300,090	3.25%
Danaya Limited BVI(13)	15,000(3)	15,000(3)	0.02%	0	0.00%
Gilmore Advisors Limited
BVI(14)	15,000(3)	15,000(3)	0.02%	0	0.00%
DLM Capital Ltd. BVI(15)	30,000(3)	30,000(3)	0.05%	0	0.00%
Credit Agricole(16)	60,000(3)	60,000(3)	0.10%	0	0.00%
Placer Creek Partners, L.P(17)	3,800,000(18)	3,800,000(18)	6.28%	0	0.00%
Global Natural Resources
III(17)	3,819,000(18)	3,819,000(18)	6.12%	0	0.00%
Global Natural Resources III,
L.P. (17)	392,200(18)	392,200(18)	0.65%	0	0.00%
Placer Creek Investors
(Bermuda), L.P. (17)	3,800,000(18)	3,800,000(18)	6.09%	0	0.00%
Gryphon Master Fund, L.P.
(19)	2,080,000(18)	2,080,000(18)	3.38%	0	0.00%
GSSF Master Fund, L.P. (20)	1,120,000(18)	1,120,000(18)	1.83%	0	0.00%
Magnetar Capital Master
Fund, Ltd. (21)	7,400,000(18)	7,400,000(18)	11.53%	0	0.00%
Capital Ventures
International(22)	3,200,000(18)	3,200,000(18)	5.15%	0	0.00%
Michael Rose	172,000(23)	172,000(23)	0.28%
Patrick Power	201,060(23)	201,060(23)	0.33%	0	0
JP Turner Partners, LP(24)	201,060(23)	201,060(23)	0.33%	0	0
Total:	35,053,320

               The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders have sole or shared voting power or investment power and also any shares, which the selling stockholders have the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table. The information as to the control persons of the selling shareholders that are entities is based upon information furnished by the selling shareholders.

(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933.
(2) Roland Luchsinger and Werner Wageman may be deemed to be the control persons of the shares held by Affaires Financieres, S.A.
(3) Of which 33.33% of such shares are issuable upon exercise of currently exercisable common stock purchase warrants, exercisable at $1.75 per share.
(4) C. Nestel and U Friker may be deemed to be the control persons of the shares held by Bank Sal.Oppenheim jr. & Cie Switzerland Ltd.
(5) Christian Russenberger may be deemed to be the control person of the shares held by Admiral International Ltd.
(6) D. Nicolussi and G. Roosli may be deemed to be the control persons of the shares held by Centrum Bank AG.
(7) Carlo Civelli may be deemed to be the control person of the shares held by Clarion Finanz AG.
(8) Peter Schaub may be deemed to be the control person of the shares held by Desmodio Management Inc.
(9) Urs Mettler may be deemed to be the control person of the shares held by Bank Julius Baer & Co. Ltd.
(10) Ian Johnson may be deemed to be the control person of the shares held by Bear Capital Corporation.
(11) Alvaro Vila may be deemed to be the control person of the shares held by Heritage Bank & Trust.
(12) John Graham Douglas may be deemed to be the control person of the shares held by Nucleus Capital Inc.
(13) Iosif Prigozhin may be deemed to be the control person of the shares held by Danaya Limited BVI.
(14) Alexander Lesman may be deemed to be the control person of the shares held by Gilmore Advisors Limited BVI.
(15) Dimitri Spivak may be deemed to be the control person of the shares held by DLM Capital Ltd. BVI.
(16) Laurence Cretignier and Nathaniel Verly-Jaquinet may be deemed to be the control persons of the shares held by Credit Agricole.
(17) Wellington Management Company, LLP, investment adviser may be deemed to be the control person of the shares held by these entities.
(18) Of which 50% of such shares are issuable upon exercise of currently exercisable common stock purchase warrants, exercisable at $1.50 per share. Each holder of such securities is contractually limited to ownership of no more than 9.9% of the outstanding common stock of Terax Energy, except for Capital Ventures International, which is limited to 4.9%.
(19) E.B. Lyon IV may be deemed to be the control person of the shares held by Gryphon Master Fund, L.P.
(20) Tom C. Davis may be deemed to be the control person of the shares held by GSSF Master Fund, L.P.
(21) Alex Litowitz may be deemed to be the control person of the shares held by Magnetar Capital Master Fund, Ltd.
(22) Heights Capital Management, Inc., Martin Kobinger, Investment Manager may be deemed to be the control person of the shares held by Capital Ventures International.
(23) These shares are issuable upon exercise of currently exercisable common stock purchase warrants, exercisable at $1.50 per share, which may also be exercised on a cashless basis.
(24) Timothy Wayne McAfee may be deemed to be the control person of the shares held by JP Turner Partners, LP.

LEGAL MATTERS

               Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

               Malone & Bailey, PC, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at June 30, 2005 and for the six months then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing.

               Beckstead and Watts, LLP, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2004 and 2003 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing.

               On August 4, 2005 we dismissed Beckstead and Watts, LLP as our independent public accountants, our board of directors having determined that it would be in our best interests to retain the services of an independent public auditor located in the State of Texas with experience with oil and gas companies.

               Beckstead and Watts, LLP’s opinion in their reports on our financial statements for the years ended December 31, 2004 and 2003 expressed substantial doubt with respect to our ability, during those periods, to continue as a going concern.

               During the years ended December 31, 2004 and 2003 Beckstead and Watts, LLP did not issue any other report on our financial statements which contained any adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. Furthermore, during the period from October 17, 2000 (date of incorporation) through December 31, 2004, and the subsequent interim periods preceding August 4, 2005, there were no disagreements with Beckstead and Watts, LLP within the meaning of Instruction 4 to Item 304 of Regulation S-B under the Securities Exchange Act of 1934 on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Beckstead and Watts, LLP, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement in connection with any report they might have issued.

               On August 4, 2005, our board of directors resolved to engage Malone & Bailey, PC, of Houston, Texas as our independent public accountants effective as at that date. We did not previously consult with Malone & Bailey, PC regarding any matter, including but not limited to:

•	the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements; or
•

any matter that was either the subject matter of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-B and the related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-B).

AVAILABLE INFORMATION

               We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Terax Energy, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

               We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements for the Years ended December 31, 2003 and 2004 and the Six Months ended June 30, 2005

Auditors' Report for the six month period ended June 30, 2005	F-1

Auditors' Report for the years ended December 31, 2004 and 2003	F-2

Consolidated Balance Sheet as at June 30, 2005	F-3

Consolidated Statements of Operations for the six month period ended June 30, 2005, the years ended December 31, 2004 and 2003 and for the period from inception on October 17, 2000 to June 30, 2005	F-4

Consolidated Statements of Stockholders' Equity for the period from inception on October 17, 2000 to June 30, 2005	F-5

Consolidated Statements of Cash Flows for the six month period ended June 30, 2005, the years ended December 31, 2004 and 2003 and for the period from inception on October 17, 2000 to June 30, 2005	F-6

Notes to Consolidated Financial Statements	F-7

Interim Financial Statements for the Six Month Periods ended December 31, 2005 and 2004

Balance Sheets at December 31, 2005 and June 30, 2005 (Unaudited)	I-1

Statements of Operations for the Three and Six Months Ended December 31, 2005 and 2004 and the Period from October 17, 2000 (Date of Inception) to December 31, 2005 (Unaudited)	I-2

Statements of Cash Flows for the Six Months Ended December 31, 2005 and 2004 and the Period from October 17, 2000 (Date of Inception) to December 31, 2005 (Unaudited)	I-3

Notes to Unaudited Consolidated Financial Information	I-4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders
Terax Energy, Inc.
(formerly Royal Phoenix)
(A Development Stage Company)
Austin, Texas

We have audited the accompanying consolidated balance sheet of Terax Energy, Inc. as of June 30, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the six-month period then ended. These financial statements are the responsibility of Terax’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Terax Energy, Inc. as of June 30, 2005, and the results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.

August 5, 2005

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

Beckstead and Watts, LLP
Certified Public Accountants
2425 W. Horizon Ridge Parkway
Henderson, NV 89052
702.257.1984 (tel)
702.362.0540 (fax)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying statements of operations, stockholders' equity, and cash flows of Terax Energy, Inc., (formerly Royal Phoenix) (the "Company") (A Development Stage Company), for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Terax Energy, Inc., (formerly Royal Phoenix) (A Development Stage Company) for the years ended December 31, 2004 and 2003 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has had limited operations and have not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Beckstead and Watts, LLP
Beckstead and Watts, LLP
Henderson, NV

March 24, 2005

Terax Energy, Inc.
(formerly Royal Phoenix)
(a Development Stage Company)
Consolidated Balance Sheet

June 30,
2005

Assets

Current assets:
Cash	$16,614
Prepaid Expenses	49,339
Total current assets	65,953

Other assets:
Oil and gas properties – undeveloped	1,471,601

$1,537,554

Liabilities and Stockholders’ Equity

Accrued expenses	$27,769

Stockholders’ Equity:
Preferred stock, $0.001 par value, 5,000,000	-
shares authorized, zero shares issued and
outstanding
Common stock, $0.001 par value, 300,000,000	46,165
shares authorized, 46,165,000 shares issued
and outstanding
Additional paid-in capital	1,552,679
(Deficit) accumulated during development stage	(89,059)
1,509,785

$1,537,554

See accompanying summary of accounting policies and notes to consolidated financial statements.

Terax Energy, Inc.
(formerly Royal Phoenix)
(a Development Stage Company)
Consolidated Statements of Operations

				October 17,
				2000
	Six months ended	For the Years Ended		(Inception) to
	June 30,	December 31,		June 30,
	2005	2004	2003	2005

Revenue	$-	$-	$-	$-

Expenses:
General and administrative	56,949	7,661	4,500	89,059
expenses

Net (loss)	$(56,949)	$(7,661)	$(4,500)	$(89,059)

Weighted average number of common
shares outstanding – basic and fully	44,825,027	44,575,000	24,018,000
diluted

Net (loss) per share – basic and fully diluted	$0.00	$0.00	$0.00

See accompanying summary of accounting policies and notes to consolidated financial statements.

Terax Energy, Inc.
(formerly Royal Phoenix)
(a Development Stage Company)
Consolidated Statements of Changes in Stockholders’ Equity

				(Deficit)
				Accumulated
			Additional	During	Total
	Common Stock		Paid-In	Development	Stockholders’
	Shares	Amount	Capital	Stage	Equity

October 17, 2000
Founders shares	1,500,000	$1,500	$(1,200)	$-	$300

October 18, 2000
Shares issued for services	37,500,000	37,500	(30,000)		7,500
Shares issued for cash	37,500,000	37,500	(30,000)		7,500
Shares issued for cash	30,000,000	30,000	(24,000)		6,000

Net (losses)
Year ended December 31,				(12,303)	(12,303)
2000
Year ended December 31,				(6,090)	(6,090)
2001
Year ended December 31,				(1,556)	(1,556)
2002

Balances, December 31, 2002	106,500,000	106,500	(85,200)	(19,949)	1,351

July 18, 2003
Shares issued for cash	37,500,000	37,500	(12,500)		25,000

August 31, 2003
Shares issued for debt	225,000	225	1,275		1,500
conversion

Net (loss)				(4,500)	(4,500)

Balances, December 31, 2003	144,225,000	144,225	(96,425)	(24,449)	23,351

Net (loss)				(7,661)	(7,661)

Balances, December 31, 2004	144,225,000	144,225	(96,425)	(32,110)	15,690

May 31, 2005
Shares issued for asset	1,508,498	1,508	1,470,093		1,471,601
acquisition
Shares issued for cash	81,502	82	79,361		79,443

June 13, 2005
Shares rescinded per	(99,650,000)	(99,650)	99,650		0
agreement

Net (loss)				(56,949)	(56,949)

Balance, June 30, 2005	46,165,000	$46,165	$1,552,679	$(89,059)	$1,509,785

See accompanying summary of accounting policies and notes to consolidated financial statements.

Terax Energy, Inc.
(formerly Royal Phoenix)
(a Development Stage Company)
Consolidated Statements of Cash Flows

				October 17, 2000
				(Inception) to
	June 30,	December 31,		June 30,
	2005	2004	2003	2005

Cash flows from operating activities
Net (loss)	$(56,949)	$(7,661)	$(4,500)	$(89,059)
Shares issued for services				7,500
Adjustments to reconcile net income
(loss) to net cash used by operating
activities:
Changes in assets and liabilities:
Prepaid expenses	(49,339)			(49,339)
Accrued expenses	27,769			27,769
Net cash (used) by operating activities	(78,519)	(7,661)	(4,500)	(103,129)

Cash flows from investing activities

Cash flows from financing activities
Debt conversion	-	-	1,500	1,800
Issuance of common stock	79,443	-	25,000	38,500
Net cash provided by financing activities	79,443	-	26,500	40,300

Net (decrease) increase in cash	924	(7,661)	22,000	(62,829)
Cash – beginning	15,690	23,351	1,351	-
Cash – ending	$16,614	$15,690	$23,351	$(62,829)

Supplemental disclosures:
Interest paid	$-	$-	$-	$-
Income taxes paid	$-	$-	$-	$-

Non-cash investing transactions:
Shares issued for oil and gas properties	$1,471,601			$1,471,601

See accompanying summary of accounting policies and notes to consolidated financial statements.

Terax Energy, Inc.
(formerly Royal Phoenix)
(a Development Stage Company)
Notes to Consolidated Financial Statements

Note 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Terax was organized on October 17, 2000 in Nevada as Royal Phoenix. Royal Phoenix began activities to license, manufacture and distribute vitamin formulations. These activities ceased in 2001. On March 15, 2005, the Company changed its name to Terax Energy, Inc. Terax acquired 29 mineral leases in Erath County, Texas on May 31, 2005, and intends to explore and produce oil and gas. Terax had no business operations previously and is considered a development stage company.

Change in fiscal year

On August 4, 2005, Terax changed its fiscal year from December 31 to June 30. Accordingly, Terax’s short period ended on June 30, 2005.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and cash equivalents

For the purpose of the statements of cash flows, all highly liquid investments with the maturity of three months or less are considered to be cash equivalents.

Oil and gas properties

Terax uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on Terax's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated residual salvage values, are depreciated and depleted by the unit-of-production method.* Support equipment and other property and equipment are depreciated over their estimated useful lives.

Note 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Through June 30, 2005, Terax had no producing properties.

Impairment of long-lived assets

Long-lived assets held and used by Terax are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. No such impairments have been identified by management at June 30, 2005.

Income taxes.

Terax recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Terax provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Loss per share

Basic and diluted net loss per share calculations are presented in accordance with Financial Accounting Standards Statement 128, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share is the same due to the absence of common stock equivalents.

New Accounting Standards

In December 2004, the FASB issued SFAS No. 123R, “Accounting for Stock-Based Compensation” SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No. 123R, only certain pro forma disclosures of fair value were required. SFAS No. 123R shall be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement is not currently expected to have a material impact on the financial statements of Terax during fiscal 2006.

Note 2 - INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 are as follows:

Deferred tax assets
Net operating losses	$19,000
Less: valuation allowance	(19,000)

Net deferred tax asset	$0

Terax has no prior net operating loss carryforwards because of Internal Revenue Code Section 382 limitations following ownership changes as defined. Terax experienced such an ownership change on March 15, 2005. Available loss carryforwards since that date of $56,949 expire in the year ended June 2025.

Note 3 – STOCKHOLDERS’ EQUITY

On September 29, 2004 and again June 13, 2005, Terax approved forward stock splits of 3 for 1 and 5 for 1, respectively. All references to the number of shares issued and outstanding have been retroactively restated to reflect the forward split.

On October 17, 2000, Terax issued 1,500,000 shares to an officer as founders’ shares.

On October 18, 2000, Terax issued 37,500,000 shares for services valued at $7,500, and sold 67,500,000 shares for $13,500.

During July 2003, Terax sold 37,500,000 shares for $25,000.

During August 2003, Terax issued to its sole officer and director 225,000 shares for conversion of a $1,500 note payable.

On May 31, 2005, Terax purchased all of the outstanding shares of Erath Energy, Inc., which included 29 undeveloped oil and gas leases in Erath County Texas valued at $1,471,601 for 1,508,498 shares and issued another 81,502 shares for $79,443. Erath had no prior operations except the acquisition of these leases during the period September 2004 through May 2005.

On June 13, 2005, Terax canceled 99,650,000 shares from an officer.

NOTE 4 – MANAGEMENT STOCK BONUS PLAN

On June 7, 2005, Terax created a senior management stock bonus plan entitled the Management Group Stock Pool Agreement, with share issuances up to 5,500,000 shares based on performance.

NOTE 5 – SUBSEQUENT EVENTS

Subsequent to June 30, 2005, Terax accepted subscriptions for the sale of 570,000 units at a price of $10.00 per unit for gross proceeds of $5,700,000. Each unit consists of 8 shares of common stock and 4 warrants.

Subsequent to June 30, 2005, Terax acquired approximately 5,200 additional gross acres of oil and gas leasehold interests in Erath and Comanche Counties, Texas.

Terax Energy, Inc.
(an Exploration Stage Company)
Balance Sheet
(Unaudited)

	December 31,	June 30,
	2005	2005
Assets
Current assets:
Cash and cash equivalents	$1,206,623	$16,614
Prepaid expenses	56,537	49,339
Total current assets	1,263,160	65,953
Oil and gas properties:
Properties not subject to amortization	5,190,897	1,471,601
Properties subject to amortization	5,084,659	-
Oil and gas equipment	665,777
Total oil and gas properties	10,941,333	1,471,601
Other assets:
Office furniture and automobile equipment, net	64,397	-
Deposits	1,020	-
Total other assets	65,417	-
Total assets	$12,269,910	$1,537,554

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$294,288	$-
Accrued liabilities	931,991	27,769
Short term debt	4,100,000	-
Total current liabilities	5,326,279	27,769
Stockholders' equity:
Preferred stock, $0.001 par value, 5,000,000	-	-
shares authorized, zero shares issued and outstanding
Common stock, $0.001 par value, 300,000,000	52,077	46,165
shares authorized, 52,077,000 and 46,165,000 shares
issued and outstanding at December 31,2005 and June 30, 2005
Additional paid-in capital	8,651,768	1,552,679
(Deficit) accumulated during exploration stage	(1,760,214)	(89,059)
Total stockholder equity	6,943,631	1,509,785
Total liabilities and stockholders' equity	$12,269,910	$1,537,554

The Accompanying Notes are an Integral Part of These Financial Statements.

Terax Energy, Inc.
(a Exploration Stage Company)
Statements of Operations
(Unaudited)

	Three-Months Ended		Six-Months Ended		October 17, 2000
	December 31,		December 31,		(Inception) to
	2005	2004	2005	2004	December 31, 2005

Revenue	$-	$-	$-	$-	$-

Expenses:
Depreciation expense	3,389	-	3,389	-	3,389
Promotional and marketing	84,607	-	111,074	-	111,074
Professional fees	101,424	-	338,922	-	338,922
Payroll expense	921,836	-	1,030,639	-	1,030,640
General and administrative expenses	52,100	1,661	159,885	2,411	248,944
Total expenses	1,163,356	1,661	1,643,909	2,411	1,732,969

Net operating (loss)	(1,163,356)	(1,661)	(1,643,909)	(2,411)	(1,732,969)

Other income (expense):
Dividend income	16,817	-	30,939	-	30,939
Interest (expense)	(31,439)	-	(32,549)	-	(32,549)
Other	-	-	(25,635)	-	(25,635)
Total other income (expenses)	(14,622)	-	(27,245)	-	(27,245)

Net (loss)	$(1,177,978)	$(1,661)	$(1,671,154)	$(2,411)	$(1,760,214)

Net (loss) per share	$(0.02)	$(0.00)	$(0.03)	$(0.00)

Weighted average number of
common shares outstanding
basic and fully diluted	52,077,000	28,845,000	51,205,217	28,845,000

The Accompanying Notes are an Integral Part of These Financial Statements.

Terax Energy, Inc.
(an Exploration Stage Company)
Statements of Cash Flows
(Unaudited)

			Oct 17, 2000
	For the Six-Months Ended		(Inception) to
	December 31,		December 31,
	2005	2004	2005
Cash flows from operating activities:
Net (loss)	$(1,671,154)	$(2,411)	$(1,760,214)
Adjustments to reconcile net loss :
Shares issued for services			7,500
Depreciation expense	3,389	-	3,389
Changes in current assets and liabilities:
Increase in prepaid expenses	(7,198)	-	(56,537)
Increase in accounts payable	294,288	-	294,288
Increase in accrued liabilities	904,222	-	931,992
Increase in deposits	(1,020)	-	(1,020)
Net cash used in operating activities	(477,473)	(2,411)	(580,602)

Cash flows from investing activities
Purchase of oil and gas leases	(3,719,296)	-	(3,719,296)
Increase in oil and gas equipment	(665,777)	-	(665,777)
Increase in drilling and equipment	(5,084,659)	-	(5,084,659)
Increase in furniture and automobiles	(67,786)	-	(67,786)
Net cash used in investing activities	(9,537,518)	-	(9,537,518)
Cash flows from financing activities
Proceeds from notes payable	4,425,000	-	4,425,000
Payments on notes payable	(325,000)	-	(325,000)
Debt conversion	-	-	1,800
Issuance of common stock, net of offering cost	7,105,000	-	7,222,943
Net cash provided by financing activities	11,205,000	-	11,324,743

Net (decrease) increase in cash	1,190,009	(2,411)	1,206,623
Cash – beginning of period	16,614	18,101	-
Cash – ending of period	$1,206,623	$15,690	$1,206,623
	-
Supplemental disclosures:
Interest paid	$1,144	-	$1,144
Income taxes paid	$-	$-	$-
Non-cash transactions:
	$-	$-	$1,471,601

The Accompanying Notes are an Integral Part of These Financial Statements.

Terax Energy, Inc.
(An Exploration Stage Company)
Notes to Unaudited Interim Financial Statements

Note 1 - Basis of Presentation

The consolidated interim financial statements included herein are presented in accordance with United States generally accepted accounting principles, and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the period ended June 30, 2005 as reported in Form 10-KSB have been omitted.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these consolidated interim financial statements be read in conjunction with the financial statements of Terax (“the Company”) for the period ended June 30, 2005 and notes thereto included in Company’s Form 10-KSB.

Note 2 – Stockholder’s Equity

Pursuant to the terms of the Management Stock Pool Agreement between the Company and certain of its officers and directors dated June 7, 2005, the officers and directors agreed that in the event of resignation or, in the event of termination for cause, the shares of the Company’s stock registered in their names and held in escrow pursuant to that Agreement would be returned to the treasury of the Company for cancellation. Due to certain events involving certain officers and directors whom were parties to the Agreement as described below, 500,000 shares of the Company’s stock have been returned to treasury for cancellation and the remaining 5,000,000 shares are to be returned to treasury for cancellation upon resolution of an injunction application. See Note 7 below for such resolution.

From August 8, 2005 through September 14, 2005, Company accepted subscriptions for 739,000 Units at a price of $10.00 per Unit for gross proceeds to Company of $7,390,000. Each Unit consists of eight shares of the Company’s common stock and four non-transferable share purchase warrants. Each warrant is exercisable into one share of the Company’s common stock at a price of $1.75, subject to acceleration upon certain conditions. The value of the warrants, using the Black Scholes method of calculation, was $1,192,608. In addition, the Company incurred fees totaling $285,000 in connection with the Unit offering.

On October 17, 2005, the Company hired a VP of Operations on an “at will” basis. In addition the Company agreed to issue options to acquire 500,000 in common at a price of $2.80 per share for a period of 5 years. The options will vest equal amounts, over three years from the date of issue. The grants will be subject to a Stock Incentive Plan to be approved by the Shareholders.

On November 15, 2005, the Company hired a CFO and interim CEO on an “at will” basis. The Company has agreed to issue 500,000 shares of common stock as a stock bonus to be earned in event the Company meets certain criteria. The grants are subject to a Stock Incentive Plan to be approved by the Shareholders.

Note 2 – Stockholder’s Equity - Continued

Stock Options

The Company accounts for employee stock options under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations (APB 25). In accordance with APB 25, compensation cost for stock options is recognized in income based on the excess, if any, of the market price of the stock at the grant date of the award or other measurement date over the amount an employee must pay to acquire the stock. Generally, the exercise price for stock options granted to employees equals or exceeds the fair market value of the Company’s common stock at the date of grant, thereby resulting in no recognition of compensation expense by the Company.

The following table illustrates the effect on net loss and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," (SFAS 123) to stock-based compensation.

	Three-Months Ended		Six-Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Net loss to common stockholders, as reported	$(1,177,978)	$(1,661)	$(1,671,154)	$(2,411)

Add: Total stock-based employee/director
compensation expense under the intrinsic value
based method for all awards, net of related tax effects	7,534	-	7,534	-
Deduct: Total stock-based employee/director
compensation expense under the fair value based
method for all awards, net of related tax effects	(57,562)	-	(57,562)	-
Pro forma net loss	$(1,228,006)	$(1,661)	$(1,721,182)	$(2,411)
Loss per share basic and diluted – as reported	$(0.02)	$(0.00)	$(0.03)	$(0.00)
Loss per share basic and diluted – pro forma	$(0.02)	$(0.00)	$(0.03)	$(0.00)
				.00
Shares used in basic and diluted loss per share	52,077,000	28,845,000	51,205,217	28,845,000

The weighted average fair value of the stock options granted during fiscal 2005 and 2004 was $1.68 and $0, respectively. Variables used in the Black-Scholes option-pricing model include (1) 4.31% risk free rate, (2) expected option life is the actual remaining life of the options as of each year end, (3) expected volatility was 79%, and (4) no dividends were expected to be paid.

Note 3 – Oil and Gas Properties

In the six months ended December 31, 2005, the Company acquired additional gross acres of oil and gas leasehold interests in Erath and Comanche Counties, Texas for $3,719,296.

In the quarter ended December 31, 2005, the Company began development of it oil and gas leases in Erath County Texas. Through the end of the quarter, the Company had drilled two wells to total depth and began installation of its gathering system. These wells were waiting on completion of the gathering before they can be completed and begin production. The total cost incurred for drilling and gathering system cost for the quarter was $5,084,659. The cost for Oil and Gas equipment held for future use was $665,777.

Note 4 – Related Party Transactions

For the six months ended December 31, 2005, $230,306, of legal fees and reimbursable expenses, were incurred with a law firm in which a Director was, and still is, a partner of the law firm.

For the six months ended December 31, 2005, fees totaling $88,478 were paid by the Company to a Director for services rendered in managing certain litigation matters.

Note 5 – Note Payable

During the quarter ended September 30, 2005, the Company borrowed $325,000 bearing interest at 6% per annum. The amount, including $1,110 in interest, was repaid during the quarter.

On December 2, 2005 for $2,500,000, December 19, 2005 for $1,600,000, and January 26, 2006 for $900,000, the Company issued promissory notes (the “Notes”) to an investor with aggregate principal amounts of $5,000,000.. The Notes bear interest at the rate of 12.5% per annum, they are due on demand after May 31, 2006, and they may be repaid at any time by the Company. The Notes are secured by a security interest in all of the Company’s oil and gas leases and pipeline right of ways and easements in Erath County, Texas, as well as well and pipeline equipment and personal property, contracts and agreements, and production from the Company’s wells located on the leases.

Note 6 – Other Obligations

On December 8, the Company entered into a one (1) year lease for a field office in Stephenville, Texas, The office space has approximately 1188 square feet, and rental is rate is approximately $1,300 per month. The Company has the right to renew the lease for up to two (2) years.

Note 7 – Subsequent Events

Office Lease

On January 24, 2006 the Company signed a three (3) year office lease for approximately 2893 square feet. The month rental rate is $5,726 per month.

Litigation Settlement

On February 2, 2006 the Company and certain current and former directors, officers and agents of the Company entered into a Master Compromise and Settlement Agreement with J. William Rhea, IV pursuant to which the parties resolved all outstanding claims between them. As part of the resolution, 800,000 of the 5,000,000 shares of the Company’s common stock registered in Mr. Rhea’s name and held in escrow were released to Mr. Rhea and 4,200,000 of the 5,000,000 shares of the Company’s common stock registered in Mr. Rhea’s name and held in escrow were returned to treasury of the Company for cancellation, without consideration. In addition, the Company paid Mr. Rhea $800,000 on account of compensation due to him under his employment agreement with the Company.

Sale of Securities

               On February 7, 2006, the “Company entered into securities purchase agreements to sell to four institutional investors an aggregate of 12,805,600 shares of the Company’s common stock and warrants to purchase an additional 12,805,600 shares of common stock, for an aggregate purchase price of $16,007,000. The unit purchase price of the common stock and corresponding warrant was $1.25. The warrants are exercisable until February 6, 2011 at an exercise price of $1.50 per share. The Company has the right to require exercise of all of the warrants in the event that (i) a registration statement registering the resale of the warrants is then in effect and (ii) the volume weighted average trading price per share of the Company’s common stock for each of the previous thirty trading days is in excess of $2.50.

               The aggregate commissions payable in connection with the private placement were approximately $862,120. In addition, warrants to purchase 574,120 shares of common stock identical to those sold to the investors. The pricing of the securities was agreed to with the lead institutional buyer in early January 2006 when the Company’s stock was trading in the $1.75 range and represents an approximate 30% discount to the market price at that time.

Note 7 – Subsequent Events - Continued

               The Company also entered into registration rights agreements with the investors to register the resale of the shares of common stock sold in the offering and issuable upon exercise of the warrants. Subject to the terms of the registration rights agreement, the Company is required to file the registration statement with the Securities and Exchange Commission within 30 days of the closing, to use its best efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933 (the “Act”) within 60 days following the closing date of the offering, or 120 days following the closing of the offering if the registration statement is reviewed by the Securities and Exchange Commission. In the event the registration statement is not filed or declared effective when due, the Company is obligated to pay the investors liquidated damages in the amount of 1.5% of the purchase price for each month in which the Company is in default. See Form 8-K filed on February 7, for a more detailed explanation of the transaction.

Controller and Chief Accounting Officer

On February 8, 2006, the Company retained the services of a Controller and Chief Accounting Officer on an “at will” basis. The Company has agreed to issue 200,000 shares of common stock as a stock bonus to be earned 100,000 at December 31, 2006 and 100,000 at December 31, 2007. In addition the Company has agreed to issue options to acquire 200,000 shares of common stock at a price of $2.43 per share for a period of 5 years. The options will vest in equal amounts, over two years from the date of issue. The grants will be subject to a Stock Incentive Plan to be approved by the Shareholders.

Notes Payable

On February 1, 2006, the Company issued an additional promissory note (the “Additional Note”) with a principal amount of $2,500,000 to an investor. The Additional Note has the same terms as the Initial Notes: it bears interest at the rate of 12.5% per annum, it is due on demand after May 31, 2006, and it may be repaid at any time by the Company. On February 2, 2006, the Company issued a total of 215,517 shares of the Company’s common stock as further consideration for the Notes and the Additional Note. The Company has agreed to issue an additional 84,483 share of common stock as further compensation for the Notes and the Additional Note. See Note 5.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

               The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature Of Expense Amount

SEC Registration fee	$8,589.11
Accounting fees and expenses	10,000.00	*
Legal fees and expenses	50,000.00	*
Miscellaneous	5,000.00
TOTAL	$73,589.11	*

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

               During the past three years, we have sold the following securities which were not registered under the Securities Act of 1933, as amended.

               During August 2003, the Company issued the then sole officer and director of the Company 225,000 shares of common stock at $0.0067 per shares for conversion of a note payable to equity of $1,500.

               On June 1, 2005, we acquired all of the issued and outstanding shares of Erath Energy Inc., a Delaware corporation pursuant to a Share Purchase Agreement dated May 31, 2005, between us and Holywell Technological Investments Ltd. and First Finance Limited. As consideration for the acquisition, we issued to the Sellers an aggregate of 318,000 shares of common stock. The common shares were offered and sold to the sellers in an offshore transaction made in reliance upon the exemption from registration provided by Regulation S as the sellers are not US Persons (as that term is defined in Regulation S).

               In August and September 2005, we sold an aggregate of 739,000 units for $10.00 per unit to 13 accredited investors, for aggregate proceeds of $7,390,000. Each Unit consisted of eight shares of common stock and four non-transferable share purchase warrants. Each warrant is exercisable into one share of common stock at a price of $1.75 until March 10, 2007, subject to acceleration as follows: in the event that the average closing price of our shares of common stock on the OTC:BB or other, more senior exchange for the 20 previous trading days exceeds $2.25, and provided that an effective registration statement registering the resale of the shares underlying the warrants is then in effect, the we may, by written notice, accelerate the expiration date of the warrants to 30 days after the date of such notice. Pursuant to the terms of the agreements with the investors, we are obligated to register the shares sold in the offering, including the shares underlying the warrants with the Securities and Exchange Commission. We agreed to file a registration statement with the SEC no later than March 14, 2006 and use our best efforts to have the registration statement declared effective as soon thereafter as practicable. The Units were offered and sold to the investors in offshore transactions made in reliance upon the exemption from registration provided by Regulation S as the investors are not US Persons (as that term is defined in Regulation S).

               On September 29, 2005, in connection with his employment by the Company, the Company agreed to issue options to acquire 500,000 shares of common stock to Sam M. Governale. On February 26, 2006, we agreed to issue 250,000 shares to Mr. Governale pursuant to the Company’s 2006 Incentive Stock Plan, subject to certain earn-in provisions, in exchange for the obligation to issue the 500,000 options to him. Such exchange is subject to shareholder approval of the plan.

               On November 11, 2005, in connection with his employment by the Company, the Company agreed to issue 500,000 shares of common stock to Lawrence Finn. On February 26, 2006, we agreed to issue 1,500,000 shares to Mr. Finn pursuant to the Company’s 2006 Incentive Stock Plan, subject to certain earn-in provisions, in exchange for the obligation to issue 500,000 shares to him. Such exchange is subject to shareholder approval of the plan.

               On December 2, 2005, the Company agreed to issue a promissory note to an investor with a principal amount of $2,500,000, bearing interest at the rate of 12.5% per annum. The note was due on demand after May 31, 2006 and may be repaid at any time by the Company. On December 19, 2005, the loan amount was increased to $4,100,000, on January 26, 2006 it was increased to $5,000,000 and on February 1, 2006 it was increased to $7,500,000. The promissory notes evidencing the loans were secured by an interest in all of the Company’s oil and gas leases and pipeline right of ways and easements in Erath County, Texas, as well as well and pipeline equipment and personal property, contracts and agreements, and production from the Company’s wells located on the leases. On February 2, 2006, the Company issued to a total of 215,517 shares of the Company’s common stock as consideration for the loans and on February 17, 2006.the Company issue an additional 84,483 shares of common stock as further consideration for the loans, as required by the terms of the loan documents. The loans were repaid in full on February 17, 2006. The promissory notes evidencing the loans and the common shares were offered and sold to the investor in an offshore transaction made in reliance upon the exemption from registration provided by Regulation S as the investor was not a US Person (as that term is defined in Regulation S).

               On January 26, 2006, in connection with his employment by the Company, the Company agreed to issue 200,000 shares of common stock and options to acquire an additional 200,000 shares to Richard C. Binz. On

February 26, 2006, we agreed to issue 300,000 shares to Mr. Binz pursuant to the Company’s 2006 Incentive Stock Plan, subject to certain earn-in provisions, in exchange for the obligation to issue the 200,000 shares and 200,000 options to him. Such exchange is subject to shareholder approval of the plan.

               On February 7, 2006, we entered into securities purchase agreements to sell to eight institutional investors an aggregate of 12,805,600 shares of the Company’s common stock and warrants to purchase an additional 12,805,600 shares of common stock, for an aggregate purchase price of $16,007,000. The sale of the securities was consummated on February 7, 2006. The unit price of the common stock and corresponding warrant was $1.25. The warrants are exercisable until February 6, 2011 at an exercise price of $1.50 per share. We have the right to require exercise of all of the warrants in the event that (i) a registration statement registering the resale of the warrants is then in effect and (ii) the volume weighted average trading price per share of the Company’s common stock for each of the previous thirty trading days is in excess of $2.50.

               J.P. Turner & Company, L.L.C. acted as placement agent in connection with the offering. The aggregate commissions payable to J.P. Turner in connection with the private placement were approximately $862,120. In addition, J. P. Turner received warrants to purchase 574,120 shares of common stock identical to those sold to the investors.

               On February 26, 2006, we agreed to issue 100,000 shares to an employee pursuant to the Company’s 2006 Incentive Stock Plan, subject to certain earn-in provisions. Such issuance is subject to shareholder approval of the plan.

               * Except as noted, all of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Terax Energy, Inc. or executive officers of Terax Energy, Inc., and transfer was restricted by Terax in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings. Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

               The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Terax Energy, Inc., a Nevada corporation.

Exhibit No.	Document Description

3.1(1)	Articles of Incorporation

3.1.1(2)	Certificate of Change

3.1.2(3)	Certificate of Name Change

3.1.3(4)	Certificate of Change

3.1.4(5)	Certificate of Correction

3.2(1)	Bylaws

4.1(5)	Specimen Stock Certificate

4.2(5)	Specimen Warrant Certificate dated August 8, 2005.

4.2	Specimen Warrant Certificate dated February 7, 2006

4.3	2006 Terax Energy, Inc. Incentive Stock Plan

5.1	Opinion of Sichenzia Ross Friedman Ference LLP

10.1(1)	Separation and Distribution Agreement dated October 18, 2001, between Desert Health Products, Inc. and Royal Phoenix

10.2(1)	License, Manufacture and Distribution Agreement

10.3(1)	Addendum to Separation and Distribution Agreement

10.4(6)	Stock Purchase Agreement dated May 31, 2005 between Terax Energy, Inc., Holywell Technological Investments Ltd. and First Finance Limited.

10.5(5)	Form of Subscription Agreement dated for reference June 13, 2005.

10.6(7)	Master Compromise and Settlement Agreement dated February 2, 2006 between Terax Energy, Inc. et al. and J. William Rhea, IV.

10.7	Form of Securities Purchase Agreement dated February 7, 2006

10.8	Form of Registration Rights Agreement dated February 7, 2006

21.1(5)	Subsidiaries of Terax Energy, Inc.

23.1	Consent of Malone & Bailey, PC

23.2	Consent of Beckstead and Watts, LLP

23.3	Consent of Sichenzia Ross Friedman Ference LLP (see Exhibit 5.1)

(1)	Incorporated by reference to same exhibit filed with the Company’s Form SB-2 filed with the SEC on October 26, 2001, SEC File No, 333-72230.
(2)	Incorporated by reference to same exhibit filed with the Company’s Form 8-K filed with the SEC on October 22, 2004, SEC File No, 333-72230.
(3)	Incorporated by reference to same exhibit filed with the Company’s Form 8-K filed with the SEC on March 28, 2005, SEC File No, 333-72230.
(4)	Incorporated by reference to same exhibit filed with the Company’s Form 8-K filed with the SEC on June 9, 2005, SEC File No, 333-72230.
(5)	Incorporated by reference to exhibit 10.7 filed with the Company’s Form 10-KSB filed with the SEC on August 17, 2005.
(6)	Incorporated by reference to same exhibit filed with the Company’s Form 8-K filed with the SEC on June 2, 2005, SEC File No, 333-72230.
(7)	Incorporated by reference to exhibit 10.1 filed with the Company’s Form 10-QSB/A filed with the SEC on March 3, 2005.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

               (1)      File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                         (i)      Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                         (ii)     Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

                         (iii)    Include any additional or changed material information on the plan of distribution.

               (2)      For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

               (3)      File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

               (4)      For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                         (i)      Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

                         (ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

                         (iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

                         (iv)    Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

               In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

               In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, Texas, on March 9th, 2006.

TERAX ENERGY, INC.

By: ”Lawrence J. Finn”
Lawrence Finn, Chief Executive Officer
(Principal Executive Officer), and Chief Financial
Officer (Principal Financial Officer and Principal Accounting Officer)

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signatures appears below constitutes and appoints Lawrence J. Finn, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

               In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

“Lawrence J. Finn”	Chief Executive Officer and Chief	March 9th, 2006
Lawrence J. Finn	Financial Officer

“Phillip A. Wylie”
Phillip A. Wylie	Director	March 9th, 2006

“Andrew Hromyk”
Andrew Hromyk	Director	March 9th, 2006

“John W. Legg”
John W. Legg	Director	March 9th, 2006